UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AMENDMENT NO. 3

VANGUARD ENERGY CORPORATION
(Exact name of registrant as specified in charter)

Colorado	1381	27-2888719
(State or other jurisdiction of incorporation)	(Primary Standard Classi- fication Code Number)	(IRS Employer I.D. Number)

1330 Post Oak Blvd., Suite 1600
Houston, Texas 77056
(713) 627-2500
(Address and telephone number of principal executive offices)

Warren Dillard
1330 Post Oak Blvd., Suite 1600
Houston, Texas 77056
(713) 627-2500
(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart
Hart & Trinen, LLP
1624 Washington Street
Denver, Colorado 80203
303-839-0061

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Securities to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock (2)	2,897,360	$0.93	$2,694,545
Class A Warrants (3)	1,500,000	$0.25	$375,000
Common Stock (4)	1,500,000	$0.93	$1,395,000
			$4,464,545	$519

(1)	Offering price computed in accordance with Rule 457.

(2)	Shares of common stock issuable upon exercise of Series A, B, D and E warrants.

(3)	Class A Warrants to be issued to holders of the registrant’s Series C warrants.

(4)	Shares of common stock to be issued upon the exercise of Class A warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Vanguard Energy Corporation.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

PROSPECTUS

VANGUARD ENERGY CORPORATION

Common Stock
and
Class A Warrants

By means of this prospectus:

●	a number of our warrant holders are offering to sell up to 2,897,360 shares of our common stock which they may acquire upon the exercise of our Series A, B, D and E warrants.

●	we are issuing 1,500,000 Class A warrants in exchange for our outstanding Series C warrants. We will issue 1,500,000 shares of our common stock upon the exercise of the Class A warrants.

Although we will receive proceeds if any of the warrants are exercised, we will not receive any proceeds from the sale of the common stock by the selling stockholders or the sale of the Series A warrants.  We will pay for the expenses of this offering which are estimated to be $30,000.

Our common stock is traded on the OTC Bulletin Board under the symbol VNGE.  On  February 24, 2013 the closing price for our common stock was $0.75.

Our Class A warrants are quoted on the OTC Bulletin Board under the symbol VNGEW. On February 24, 2013 the closing price for our Class A warrants was $0.10. As of the date of this prospectus there was no public market for our Series B, C, D, or E Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE ___ OF THIS PROSPECTUS.

The date of this prospectus is  February __, 2013.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before purchasing our common stock. You should read the prospectus in its entirety, including the risk factors and the financial statements and related footnotes appearing elsewhere in this prospectus. References to "we," "us," "our," "Vanguard" or "the company" generally refer to Vanguard Energy Corporation, a Colorado corporation.

        See the "Glossary" section of this prospectus for the definition of terms pertaining to the oil industry which are used in this prospectus.

       We are an early-stage independent energy company engaged in the acquisition and development of leases in or near the Batson Dome Field in East Texas. We plan to build our cash flow and oil reserves through a focused acquisition and development program by:

●	focusing our operations in the hydrocarbon-rich region of east Texas;
●	drilling in areas which have a high proportion of oil relative to natural gas;
●	lessening risk by concentrating on established areas with proven production; and
●	using new screening technology which prevents sand accumulation in the well bores and allows for the recovery of more oil from mature fields.

As of December 31, 2012:

●	we had drilled and completed twelve wells in the Batson Dome Field, and
●	we were in the process of completing one wells.

During the year ended September 30, 2012 gross revenues from our oil production were approximately $3,090,000.

At September 30, 2012 the after-tax present value, discounted at 10%, of the estimated future net revenues of our estimates of proved oil reserves was approximately $37,000,000.

        We are continuing the development of our leases in the Batson Dome Field. We also plan to acquire additional leases adjacent to the Batson Dome Field or in other areas of East Texas. We believe that, based on past field production, geology, and our actual experience with the oil wells on our Batson Dome leases, there is an opportunity for the drilling of a number of additional oil wells on our leases. We are continuing to add to our lease position at the field and are implementing a new 3-D seismic analysis of the entire area with the goal of gaining additional potential drilling prospects in the area.

We were incorporated in Colorado in June 2010. Our executive offices are located at 1330 Post Oak Blvd., Suite 1600 Houston, Texas 77056. Our telephone number is (713) 627-2500 and our fax number is (713) 963-4663. Our website address is www.vanguardenergycorp.com. Information contained in and accessible through our website is not part of this prospectus.

The Offering

In November and December 2010, we sold 34 units, at a price of $100,000 per unit, in a private offering. Each unit consisted of one promissory note in the principal amount of $100,000 and 50,000 Series A warrants. The notes are convertible into shares of our common stock at an initial conversion price of $1.00 per share. Each Series A warrant entitles the holder to purchase one share of our common stock at a price of $4.00 per share at any time on or before October 31, 2014.
In connection with this private offering, we paid the placement agent for the offering a commission of $288,000 plus a non-accountable expense allowance of $72,000. We also issued the placement agent Series B warrants. The Series B Warrants allow the placement agent to purchase up to:

●	340,000 shares of our common stock at a price of $1.20 per share at any time prior to October 31, 2014; and

●	170,000 shares of our common stock at a price of $4.00 per share at any time prior to October 31, 2014.

In February and March 2011, we sold 1,500,000 units at a price of $1.00 per unit in a private offering. Each unit consisted of one share of our common stock and one Series C warrant.  Each Series C warrant entitles the holder to purchase one share of our common stock at a price of $2.00 per share at any time on or before February 28, 2016.

In connection with the 2011 private offering, we paid the placement agent for the offering a commission of $150,000. We also issued the placement agent Series D warrants. The Series D warrants allow the placement agent to purchase up to 150,000 shares of our common stock at a price of $1.20 per share at any time prior to February 28, 2016.

In June, July and September 2012 we sold convertible secured promissory notes to a group of private investors.  The notes bear interest at 15% per year, are payable quarterly, mature on June 30, 2015, and are convertible into shares of our common stock at a conversion price of $1.25 per share, subject to adjustment.

Notes in the cumulative total principal amount of $5,179,500 were sold for cash and notes in the cumulative total principal amount of $3,075,000 were exchanged for notes that we sold in 2010. The remaining  notes sold in 2010 ($325,000)  were repaid in October 2012.

The placement agents for the offering received total cash commissions of $619,905 as well as Series E warrants which collectively entitle the holders to purchase up to 537,360 shares of our common stock.  The Series E warrants may be exercised at any time on or before June 30, 2017 at a price of $1.55 per share.

By means of this prospectus:

●
a number of our warrant holders are offering to sell up to 2,897,360 shares of our common stock which they may acquire upon the exercise of our Series A, B, D and E warrants.  See the section of this prospectus entitled “Selling Shareholders” for more information.

●
we are offering 1,500,000 Class A warrants in exchange for our outstanding Series C warrants.  We will issue 1,500,000 shares of our common stock upon the exercise of the Class A warrants.  See the section of this prospectus captioned “Exchange Offer” for more information.

See the section of this prospectus entitled “Selling Shareholders” for more information.

As of December 31, 2012 we had 12,741,512 outstanding shares of common stock.  The number of our outstanding shares does not include shares issuable upon the conversion of notes or the exercise of outstanding warrants or options.  See the section of this prospectus captioned “Comparative Share Data” for more information.

The purchase of the securities offered by this prospectus involves a high degree of risk.  See “Risk Factors” section of this prospectus below for additional Risk Factors.

Forward-Looking Statements

This prospectus contains "forward-looking statements," as that term is used in federal securities laws, concerning our financial condition, results of operations and business.  You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus. These statements include, among others:

We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans.

The potential risks and uncertainties that could cause our actual financial condition, results of operations and future performance to differ materially from those expressed or implied in this prospectus include:

●	the sale prices of crude oil;

●	the amount of production from oil wells in which we have an interest;

●	lease operating expenses;

●	international conflict or acts of terrorism; and

●	general economic conditions.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Many factors discussed in this prospectus, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from the forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

RISK FACTORS

Investors should be aware that an investment in our securities involves certain risks, including those described below, which could adversely affect the value of our common stock.  We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock.  In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

We are an early-stage independent energy company.  We suffered a net loss of $(1,027,157) during the year ended September 30, 2012 and we may suffer losses in future periods.

Our failure to obtain capital may restrict our operations.  We may need additional capital to fund our operating losses and to expand our business.  We do not know what the terms of any future capital raising may be but any future sale of our equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price investors pay for the shares of common stock sold in this offering.  Our failure to obtain the capital which we require may result in the slower implementation of our business plan.  There can be no assurance that we will be able to obtain the capital that we will need.

Drilling.  Oil exploration is not an exact science, and involves a high degree of risk.  The primary risk lies in the drilling of dry holes or drilling and completing wells that, though productive, do not produce oil in sufficient amounts to return the amounts expended and produce a profit.  Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented.  In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs.  Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil from the well.

Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than with development drilling.  Exploratory drilling itself can involve varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs.  While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

Although the completion of a well is, to a certain extent, less risky than drilling, the process of completing a well is nevertheless associated with considerable risk.  In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil in order to repay the investment in the well.  As a result, there is considerable economic risk associated with our activities.

Economic Factors in Oil Exploration.  The acquisition, exploration and development of oil properties, and the production and sale of oil are subject to many factors which are outside our control.  These factors include, among others, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by Federal, state, and local governmental authorities.

Title Uncertainties.  Interests that we will acquire in properties may be subject to royalty and overriding royalty interests, liens incident to operating agreements, liens for current taxes and other burdens and encumbrances, easements and other restrictions, any of which may subject us to future undetermined expenses.  We do not intend to purchase title insurance, title memos, or title certificates for any leasehold interests we acquire.  It is possible that at some point we will have to undertake title work involving substantial costs.  In addition, it is possible that we may suffer title failures resulting in significant losses.

Uninsured Risks.   The drilling of wells involves hazards such as blowouts, unusual or unexpected formations, pressures or other conditions which could result in substantial losses or liabilities to third parties.  Although we intend to acquire adequate insurance, or to be named as an insured under coverage acquired by others (e.g., the driller or operator), we may not be insured against all such losses because such insurance may not be available, premium costs may be deemed unduly high, or for other reasons.  Accordingly, uninsured liabilities to third parties could result in the loss of our funds or property.

Government Regulation.    Our operations are affected from time to time and in varying degrees by political developments and Federal and state laws and regulations regarding the development, production and sale of crude oil.  These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters.  Rates of production of oil have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws.  In addition, the production of oil may be interrupted or terminated by governmental authorities due to ecological and other considerations.  Compliance with these regulations may require a significant capital commitment by and expense to us and may delay or otherwise adversely affect our proposed operations.

From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil.  No prediction can be made as to what additional legislation may be proposed or enacted.  Oil producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials.  Future regulation will probably be determined by a number of economic and political factors beyond our control or the oil and gas industry.

Environmental Laws.  Our activities will be subject to existing federal and state laws and regulations governing environmental quality and pollution control.  Compliance with environmental requirements and reclamation laws imposed by Federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect our earnings.  It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on our operations in the future although compliance may necessitate significant capital outlays, materially affect our earning power or cause material changes in our intended business.  In addition, we may be exposed to potential liability for pollution and other damages.

As of the date of this prospectus there was only a limited public market for our common stock and our Class A warrants.  As a result, purchasers of the securities offered by this prospectus may be unable to sell their securities or recover any amounts that they paid for their securities.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in our securities and investors may find it difficult to sell their shares or warrants. Trades of our securities are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors.  For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale.  The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system).  The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

Shares issuable upon the conversion of notes or upon the exercise of outstanding warrants and options may substantially increase the number of shares available for sale in the public market and may depress the price of our common stock.

We have outstanding convertible notes, as well as options and warrants which, as of the date of this prospectus, could potentially allow the holders to acquire a substantial number of shares of our common stock.  Until the convertible notes are repaid, and the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of our common stock without assuming the risks of ownership.  Holders of options and warrants may exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options or warrants.  The conversion of the notes or the exercise of the options and warrants will dilute the voting interest of the current owners of outstanding shares by adding a substantial number of additional shares of common stock.

The sale of common stock described above, or the perception that such sales could occur, may adversely affect the market price of our common stock.

Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock.  Short selling is a practice of selling shares which are not owned by a seller at that time, with the expectation that the market price of the shares will decline in value after the sale, providing the short seller a profit.

MARKET FOR OUR COMMON STOCK.

In December 2011 we completed our initial public offering.  The offering consisted of 4,800,000 Units priced at $1.00 per Unit.  Each unit consisted of one share of our common stock and one Class A warrant.  The Units began trading under the symbol “VNGEU” on the Over-The-Counter Bulletin Board (OTCBB) on November 29, 2011.  On December 10, 2011 the Units separated into shares of common stock and warrants.  The shares of common stock traded under the symbol (OTCBB: VNGE) and the Class A warrants trade under the symbol (OTCBB: VNGEW).  Each Class A warrant entitles the holder to purchase one share of our common stock at a price of $1.50 per share at any time on or before November 29, 2016.

Shown below is the range of high and low closing prices for our common stock for the periods indicated as reported by the FINRA.  The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

Quarter Ended	High	Low

December 31, 2011	$1.05	$0.95
March 31, 2012	$1.15	$0.95
June 30, 2012	$1.05	$0.87
September 30, 2012	$1.00	$0.85
December 31, 2012	$0.95	$0.60

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors.  Our Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend.  No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.

 Our Articles of Incorporation authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock.  The provisions in the Articles of Incorporation relating to the preferred stock allow our directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock.  The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by our management.

As of December 31, 2012, we had approximately 475 shareholders of record.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate declaring or paying any dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings to finance future growth. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors considers relevant.

COMPARATIVE SHARE DATA

Shares outstanding as of December31, 2012	12,741,512

The number of shares outstanding as of December31, 2012 excludes shares which may be issued upon the conversion of notes or the exercise of the warrants or options described below.

	Number of Shares	Note Reference

Shares issuable upon exercise of Class A warrants	4,800,000	(i)

Shares issuable upon the exercise of Series A warrants	1,700,000	(ii)

Shares issuable upon the exercise of Series B warrants	510,000	(ii)

Shares issuable upon the exercise of Class A warrants which will be exchanged for Series C warrants	1,500,000	(iii)

Shares issuable upon exercise Series D warrants	150,000	(iv)

Shares issuable upon exercise of representative's warrants	960,000	(v)

Shares issuable upon exercise of stock options	850,000	(vi)

Shares issuable upon conversion of 2012 notes	8,254,500	(vii)

Shares issuable upon exercise of Series E warrants	537,360	(vii)
_______________________

(i)
In December 2011 we sold 4,800,000 Units in an initial public offering at a price of $1.00 per Unit.  Each Unit consisted of one share of our common stock and one Class A Warrant.  Each Class A warrant allows the holder to purchase one share of our common stock at a price of $1.50 per share at any time on or before November 29, 2016.

(ii)
In November and December 2010, we sold 34 units, at a price of $100,000 per unit, in a private offering. Each unit consisted of one promissory note in the principal amount of $100,000 and 50,000 Series A warrants. The notes are convertible into shares of our common stock at an initial conversion price of $1.00 per share. Each Series A warrant entitles the holder to purchase one share of our common stock at a price of $4.00 per share at any time on or before October 31, 2014. In June, July and September 2012 notes in the principal amount of $3,075,000 were surrendered in payment of the notes referred to in (vii) below. The remaining outstanding notes ($325,000) were repaid in October 2012.

In connection with this private offering, we paid the placement agent for the offering a commission of $288,000 plus a non-accountable expense allowance of $72,000. We also issued the placement agent Series B warrants. The Series B Warrants allow the placement agent to purchase up to:

●	340,000 shares of our common stock at a price of $1.20 per share at any time prior to October 31, 2014; and
●	170,000 shares of our common stock at a price of $4.00 per share at any time prior to October 31, 2014.

(iii)
In February and March 2011, we sold 1,500,000 units at a price of $1.00 per unit in a private offering.  Each unit consisted of one share of our common stock and one Series C warrant. Each Series C warrant allows the holder to purchase one share of our common stock at a price of $1.50 per share at any time on or before November 29, 2016. By means of this prospectus, we are offering 1,500,000 Class A warrants in exchange for our outstanding Series C warrants.  We will issue 1,500,000 shares of our common stock upon the exercise of the Class A warrants. See the section of this prospectus captioned “Exchange Offer” for  more information.

(iv)
In connection with the private offering described in (iii) above, we paid the placement agent for the offering a commission of $150,000.  We also issued the placement agent Series D warrants. The Series D warrants allow the placement agent to purchase up to 150,000 shares of our common stock at a price of $1.20 per share at any time prior to February 28, 2016.

(v)
We issued Paulson Investment Company, Inc., the representative of the underwriters of our initial public offering, a warrant to purchase 480,000 units.  The units issuable upon the exercise of the warrants are identical to the units sold in our initial public offering.  The warrants are exercisable at a price of $1.20 per unit and expire in December 2016.

(vi)	See "Management-Executive Compensation" for information concerning these options.

(vii)
In June, July and September 2012 we sold convertible secured promissory notes to a group of private investors.  The notes bear interest at 15% per year, are payable quarterly, mature on June 30, 2015, and are convertible into shares of our common stock at a conversion price of $1.25 per share, subject to adjustment.

Notes in the cumulative total principal amount of $5,179,500 were sold for cash and notes in the cumulative total principal amount of $3,075,000 were exchanged for notes that we sold in 2010.

The placement agents for the offering received total cash commissions of $619,905 as well as Series E warrants which collectively entitle the holders to purchase up to 537,360 shares of our common stock.  The Series E warrants may be exercised at any time on or before June 30, 2017 at a price of $1.55 per share.

By means of this prospectus:

●	a number of our warrant holders are offering to sell up to 2,360,000 shares of our common stock which they may acquire upon the exercise of our Series A, B and D warrants.

●	we are issuing 1,500,000 Class A warrants in exchange for our outstanding Series C warrants. We will issue 1,500,000 shares of our common stock upon the exercise of the Class A warrants.

See the section of this prospectus entitled “Selling Shareholders” for more information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with our financial statements included as part of this prospectus.

Results of Operations

We were incorporated in Colorado on June 21, 2010 and commenced operations on July 19, 2010. We are in the early stages of implementing our business plan.

During the period of our inception to September 30, 2010 we did not generate any revenue.

In November and December 2010 we entered into two agreements to acquire oil and gas leases covering 220 acres in the Batson Dome Field in Hardin County, Texas. In the first agreement, and in consideration for the assignment of a 40% working interest (32% net revenue interest) in leases covering 220 acres, we paid $40,000 in cash and issued a promissory note in the principal amount of $285,668. In the second agreement, and in consideration for the assignment of a 50% working interest (40% net revenue interest) in leases covering the same 220 acres, we paid $50,000 in cash and issued a promissory note in the principal amount of $357,085. The notes associated with the first and second agreements bore interest at 8% per year and were repaid in December 2010.

 In December 2010, we acquired two producing and three shut-in oil wells in the Batson Dome Field.  As of December 31, 2012, the two wells were producing approximately one barrel of oil per day, net to our 63% net revenue interest.  As of December 31, 2012, one shut-in well had been plugged and abandoned. We estimate the costs of reworking the two remaining shut-in wells will be $125,000 each.

As of December 31, 2012, we had drilled and completed twelve wells in the Batson Dome Field.  Our share of the costs of drilling and completing these wells was approximately $7,200,000.  Each of these wells has shown multiple potentially productive zones at depths ranging from 2,100 to 3,700 feet.   During the three months ended December 31, 2012, we produced 16,828 bbls of oil.

Material changes in our Statement of Operations for the year ended September 30, 2012 and the three months ended December 31, 2012, as compared to the same periods in the prior year, are discussed below:

Item	Increase (I) or Decrease (D)	Reason

Oil and Gas Sales	(I)	Completion of new wells

Cost and Expenses	(I)	Operation of new wells and increased depletion of oil reserves as a result of increased production.

Operating expenses requiring cash for the year ended September 30, 2012 and the three months ended December 31, 2012 consisted primarily of:

●	lease operating expenses;
●	general and administrative expenses; and
●	interest expense.

The factors that will most significantly affect our future operating results will be:

●	the sale prices of crude oil;
●	the amount of production from oil wells in which we have an interest;
●	lease operating expenses;
●	the availability of drilling rigs, drill pipe and other supplies and equipment required to drill and complete oil wells, and;
●	corporate overhead costs.

Our revenues will also be significantly affected by our ability to maintain and increase oil production.

Other than the foregoing we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

Liquidity and Capital Resources

In July 2010, we sold 4,900,000 shares of our common stock at a price of $0.001 per share to our officers and directors and third parties. In July, August, and September, 2010, we sold 1,012,500 shares of our common stock to a group of private investors at a price of $0.40 per share.

In November and December 2010, we sold 34 units in a private offering at a price of $100,000 per unit. Each unit consisted of one promissory note in the principal amount of $100,000 and 50,000 Series A warrants. At any time after April 30, 2011, the notes can be converted into shares of our common stock, initially, at a conversion price of $1.00 per share. Each Series A warrant entitles the holder to purchase one share of our common stock at a price of $4.00 per share at any time on or before October 31, 2014. The notes bear interest at 8% per year.In June, July and September 2012 notes in the principal amount of $3,075,000 were surrendered in payment of the notes sold in 2012.  The remaining notes, which had an outstanding principal balance of $325,000, were repaid in October 2012.

In February and March 2011, we sold 1,500,000 units at a price of $1.00 per unit. Each unit consisted of one share of our common stock and one Series C warrant. Each Series C warrant allows the holder to purchase one share of our common stock at a price of $2.00 per share. In March 2011, we issued 453,322 shares of our common stock to a placement agent upon the exercise of warrants which had an exercise price of $0.10 per share.

In December 2011 we sold 4,800,000 units in an initial public offering at a price of $1.00 per unit. Net proceeds to us from this offering, after payment of the underwriting discounts and offering expenses, were approximately $3,498,900. Each unit consisted of one share of common stock and one Class A warrant. Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price of $1.50. The Class A warrants are exercisable at any time on or before November 29, 2016.

In June, July and September 2012 we sold convertible secured promissory notes to a group of private investors.  The notes bear interest at 15% per year, are payable quarterly, mature on June 30, 2015, and are convertible into shares of our common stock at a conversion price of $1.25 per share, subject to adjustment.

Notes in the cumulative total principal amount of $5,179,500 were sold for cash and notes in the cumulative total principal amount of $3,075,000 were exchanged for notes that we sold in 2010. Net proceeds from this financing will be used to fund a drilling program in our fields located in Southeast Texas and to pay off any of our 2010 notes that remain outstanding on October 31, 2012, the maturity date of the 2010 notes.

•	were used to pay the remaining balance ($325,000) of our 2010 notes, and

•	will be used to fund a drilling program in our fields located in Southeast Texas.

Our sources and (uses) of funds for the two years ended September 30, 2012 are shown below:

	Year Ended September 30, 2012	Inception Through September 30, 2011
Cash provided by operations	$383,083	$(477,266)
Acquisition of oil and gas properties	-	(309,247)
Purchases of furniture and equipment	(22,400)	-
Drilling and completion costs	(6,113,295)	(3,087,047)
Debt issuance costs	(813,780)	(400,051)
Equity offering costs	(199,849)	(525,291)
Proceeds from issuance of common and warrants	4,224,000	1,340,155
Proceeds from exercise of warrants	-	45,289
Repayment of notes	-	(642,753)
Proceeds from sale of convertible notes	5,179,500	3,400,000

Our sources and (uses) of funds for the three months ended December 31, 2012 and December 31, 2011 are shown below:

	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011
Cash (used in) provided by operations	$(472,904)	$208,418
Purchase of furniture and equipment	(378)	-
Drilling and completion costs	(1,006,282)	(824,964)
Equity offering costs	-	(199,849)
Proceeds from issuance of common and warrants	-	4,224,000
Repayment of notes	(325,000)	-

As of December 31, 2012, our operating expenses were approximately $150,000 per month, which amount includes salaries and other corporate overhead, but excludes lease operating and interest expenses.

By agreement dated March 15, 2011, we entered into a farmout agreement with an unrelated third party pertaining to a 100-acre lease in the Batson Dome Field.  As of December 31, 2012, we had drilled three wells on the lease. Pursuant to the farmout agreement we have the option of drilling additional wells on the lease, subject to certain conditions. We estimate the cost of drilling and completing any well on this lease will be approximately $500,000.
By agreement dated May 25, 2011, we entered into a farmout agreement with Exxon/Mobil Corporation pertaining to another 100-acre lease adjacent to our existing leases in the Batson Dome Field. Pursuant to the agreement, we have the obligation to commence drilling a well on the lease by June 14, 2013. Subject to the commencement of drilling the first well by June 14, 2013, and completing the well if warranted, we have the option of drilling additional wells on the lease; provided however, that unless we commence drilling each well within 180 days of the date we complete or abandon the latest well drilled, our right to drill any additional wells on the lease will terminate. We estimate the cost of drilling and completing any well on this lease will be approximately $1,000,000.

By agreement dated January 6, 2012, we entered into a three-year farmout agreement with an unrelated third party pertaining to another 70-acre lease in the Batson Dome Field.  We estimate the cost of drilling and completing any well on this lease will be approximately $1,000,000.

By agreement dated May 1, 2012, we entered into a farmout agreement with an unrelated third party pertaining to a 45-acre lease in the Hull-Daisetta Field. Pursuant to the agreement, we have the obligation to commence drilling a well on the lease by January 31, 2014.   Subject to the commencement of drilling the first well by January 31, 2014, and completing the well if warranted, we have the option of drilling additional wells on the lease; provided however, that unless we commence drilling each well within 180 days of the date the latest well is completed or abandoned, the right to drill any additional wells on the lease will terminate. We estimate the cost of drilling and completing any well on this lease will be approximately $750,000.

We estimate we will spend approximately $7,000,000 during the twelve months ending December 31, 2013 for drilling and completing wells and for various other projects.

Any cash generated by our operations, after payment of general, administrative and lease operating expenses, will be used to drill and, if warranted, complete oil wells, acquire oil and gas leases covering lands which we believe are favorable for the production of oil, and to fund working capital reserves. Our capital expenditure plans are subject to periodic revision based upon the availability of funds and expected return on investment.

We expect that our principal source of cash flow will be from the sale of crude oil reserves which are depleting assets. Cash flow from the sale of oil production depends upon the quantity of production and the price obtained for the production. An increase in prices will permit us to finance our operations to a greater extent with internally generated funds, may allow us to obtain equity financing more easily or on better terms, and lessens the difficulty of obtaining financing. However, price increases heighten the competition for oil prospects, increase the costs of exploration and development, and, because of potential price declines, increase the risks associated with the purchase of producing properties during times that prices are at higher levels.

A decline in oil prices (i) will reduce our cash flow which in turn will reduce the funds available for exploring for and replacing oil reserves, (ii) will increase the difficulty of obtaining equity and debt financing and worsen the terms on which such financing may be obtained, (iii) will reduce the number of oil prospects which have reasonable economic terms, (iv) may cause us to permit leases to expire based upon the value of potential oil reserves in relation to the costs of exploration, (v) may result in marginally productive oil wells being abandoned as non-commercial, and (vi) may increase the difficulty of obtaining financing. However, price declines reduce the competition for oil properties and correspondingly reduce the prices paid for leases and prospects.

We plan to generate profits by drilling productive oil wells. However, we plan to obtain the funds required to drill, and if warranted, complete new wells (including any wells pertaining to our farmout agreements) with any net cash generated by our operations, through the sale of our securities, from loans from third parties or from third parties willing to pay our share of the cost of drilling and completing the wells as partners/participants in the resulting wells. We do not have any commitments or arrangements from any person to provide us with any additional capital. We may not be successful in raising the capital needed to drill oil wells. Any wells which may be drilled by us may not produce oil.

Other than as disclosed above, we do not know of any:

●	Trends, demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, any material increase or decrease in our liquidity; or
●	Significant changes in our expected sources and uses of cash.

Contractual Obligations

Our material future contractual obligations as of September 30, 2012 were as follows:

	Total	2013	2014	2015	Thereafter
2010 Convertible notes (1)	$325,000	$325,000	--	--	--
2012 Convertible notes (1)	$8,254,500	--	--	8,254,500	$--
Office lease	$65,800	$65,800	--	--	--

(1)	These notes were repaid in October 2012.

Critical Accounting Policies and New Accounting Pronouncements

See Note 2 to the financial statements included as part of this prospectus, for a description of our critical accounting policies and the potential impact of the adoption of any new accounting pronouncements.

BUSINESS

We are an early-stage independent energy company engaged in the acquisition and development of oil in or near established oil-producing areas. We plan to build our cash flow and oil reserves through a focused acquisition and development program by:

●	focusing our operations in the hydrocarbon-rich region of east Texas;
●	drilling in areas which have a high proportion of oil relative to natural gas;
●	lessening risk by concentrating on established areas with proven production; and
●	using new screening technology that prevents sand accumulation in the well bores and allows for the recovery of more oil from mature fields.

In December 2011 we completed a $4,800,000 initial public offering. The offering consisted of 4,800,000 Units priced at $1.00 per Unit.

Batson Dome and Hull-Daisetta fields

Pursuant to three agreements, we acquired oil and gas leases covering 230 acres in the Batson Dome Field in Hardin County, Texas. In the first agreement, and in consideration for the assignment of a 40% working interest (32% net revenue interest) in leases covering 220 acres, we paid $40,000 in cash and issued a promissory note in the principal amount of $285,668. In the second agreement, and in consideration for the assignment of a 50% working interest (40% net revenue interest) in leases covering the same 220 acres, we paid $50,000 in cash and issued a promissory note in the principal amount of $357,085. The notes associated with the first and second agreements bore interest at 8% per year and were repaid in December 2010. In the third agreement, and in payment of $259,247 in cash, we acquired a 90% working interest in 10 acres adjacent to the 220 acres described above, as well as a 90% working interest (63% net revenue interest) in two producing oil wells and three shut- in wells located on the 10- acre lease. The leases and wells subject to the first and third agreements were acquired from C.F.O., Inc., a corporation controlled by Delton Drum, one of our officers. C.F.O., Inc. owns the remaining 10% working interest in the leases covering the 230 acres.

By agreement dated March 15, 2011, we entered into a farmout agreement with an unrelated third party pertaining to a 100-acre lease in the Batson Dome Field. Pursuant to the farmout agreement we have the option of drilling wells on the lease; provided however, that if we do not drill at least six wells in any twelve month period our right to drill any additional wells on the lease will terminate. For each well drilled, we will receive a partial assignment of the lease covering the two acres surrounding the well. We will have a 100% working interest (75% net revenue interest) in any wells we drill on the leased acreage. We estimate the cost of drilling and completing any well on this lease will be approximately $500,000. As of  December 31, 2012, we had drilled three wells on this lease.

By agreement dated May 25, 2011, we entered into a farmout agreement with Exxon/Mobil Corporation pertaining to another 100-acre lease in the Batson Dome Field. Pursuant to the agreement, we have the obligation to commence drilling a well on the lease by June 14, 2013. Subject to the commencement of drilling the first well by June 14, 2013, and completing the well if we consider it to be productive of oil, we have the option of drilling additional wells on the lease; provided, however, that unless we commence drilling each well within 180 days of the date we complete or abandon the latest well drilled, our right to drill any additional wells on the lease will terminate. For each well drilled, we will receive a partial assignment of the lease covering the acreage surrounding the well. We will have a 100% working interest (75% net revenue interest) in any wells we drill on the leased acreage. We estimate the cost of drilling and completing any well on this lease will be approximately $1,000,000. As of December 31, 2012, we had not commenced any drilling operations on the lease subject to the farmout agreement.

Exxon/Mobil has the right to purchase any oil produced from any wells drilled on the lease. If Exxon/Mobil exercises this right, the price for any oil purchased will be based upon the price posted by Exxon/Mobil, in its discretion, or in the alternative, the market price for oil in the area, after deduction for costs of gathering, storing, dehydrating, treating, processing and transporting the oil. Although the agreement with Exxon/Mobil does not specify how the ‘‘posted’’ price will be determined, in the area of our wells the posted price typically approximates the price published by the New York Mercantile Exchange for West Texas Intermediate Crude Oil. If ExxonMobil, does not post the price, then any purchase will be at the market value price as determined by ExxonMobil, at the well, after deduction of all costs of gathering, storing, dehydrating, treating, processing, and transporting oil. However, we may elect to provide ExxonMobil with any bona fide term purchase offer for oil to be used in future market value determinations and ExxonMobil will consider any offer in determining the market value price.

By agreement dated January 6, 2012, we entered into a three-year farmout agreement with an unrelated third party pertaining to another 70-acre lease in the Batson Dome Field.  We estimate the cost of drilling and completing any well on this lease will be approximately $1,000,000.

The Batson Dome Field is located in Hardin County, Texas approximately 50 miles northeast of Houston, and has multiple production zones. The oil produced from the field is light, sweet, high-quality crude with a specific gravity of 21 to 35 degrees. This field lies in flat wooded areas which allow easy access for the drilling and maintenance of wells. There are no significant man-made improvements other than oil wells and related equipment. There are no nearby residences.

The Batson Dome Field draws oil and negligible amounts of gas from an anhydrite and limestone reservoir in a caprock structure above a salt dome in the Miocene and Oligocene formations. Along with three other highly prolific salt dome fields—Spindletop, Sour Lake, and Humble—the Batson Dome Field helped to establish the basis of the Texas oil industry when these shallow fields produced the first Texas Gulf Coast oil.

A salt dome is a mushroom-shaped structure made of salt, commonly having an overlying caprock. Salt domes form as a consequence of the relative buoyancy of salt when buried beneath other types of sediment. The salt flows upward to form salt domes, sheets, pillars and other structures. Oil is commonly found in and around salt domes due to the abundance and variety of traps created by salt movement and the excellent sealing capabilities of salt.

The Batson Dome Field was first drilled in the early 1900s. The salt in the Batson Dome rises to a depth of approximately 800 feet at the cap of the dome, where the first oil was discovered in very shallow wells. Alternating sands and shales form oil reservoirs in the sand dipping away from the cap on all sides of the dome down to a depth of over 7,000 feet. The field has produced oil and a negligible amount of gas from an anhydrite and limestone reservoir in the cap as well as the Miocene and Frio Sands at depths of 400-4,000 feet and the Yegua Sands below 7,000 feet. Since no secondary or enhanced recovery has been attempted over the years, we believe there are opportunities for recovery of substantial undrained reserves through the drilling of new wells with closer spacing and the re-entry of old well bores in currently producing areas.

As mentioned above, we acquired two producing and three shut-in oil wells in the Batson Dome Field. As of December 31, 2012, the two wells were producing approximately one barrel of oil per day, net to our 63% net revenue interest. As of December 31, 2012 one shut-in well had been plugged and abandoned. We estimate the costs of reworking the two remaning shut-in wells will be $125,000 each.

As of December 31, 2012, we had drilled and completed twelve wells in the Batson Dome Field. Our share of the costs of drilling and completing these wells was approximately $7,200,000. During the three months ended December 31, 2012, these wells collectively produced 16,828 barrels of oil. Each well has shown multiple potentially productive zones at various depths. In the event production from one zone falls off materially, we have the opportunity to open another zone to compensate for the decline.
By agreement dated May 1, 2012, we entered into a farmout agreement with an unrelated third party pertaining to a 45-acre lease in the Hull-Daisetta Field. Pursuant to the agreement, we have the obligation to commence drilling a well on the lease by January 31, 2014.  Subject to the commencement of drilling the first well by January 31, 2014, and completing the well if warranted, we have the option of drilling additional wells on the lease; provided however, that unless we commence drilling each well within 180 days of the date the latest well is completed or abandoned, the right to drill any additional wells on the lease will terminate. We estimate the cost of drilling and completing any well on this lease will be approximately $750,000. As of December 31, 2012, we had not drilled any wells on this lease.

The Hull-Daisetta Field is located in the Liberty County, Texas, about 10 miles south of our Batson Dome Field.  The Hull-Daisetta Field includes coverage of a salt dome formation with similar geological characteristics as the Batson salt dome.  The field was first drilled in 1918 and has produced over 180 million barrels of oil to date.  Our initial lease position is on top of the salt dome which contains old shut-in wells that were drilled and successfully produced a number of years ago. Our geologist believes that substantial volumes of oil remain in the field.  The expected depths to the dome cap rock on this lease are around 5,000 feet.

The completion of oil wells in established areas, such as the Batson Dome and Hull-Daisetta fields, is, to a certain extent, less risky than drilling for oil in unproven areas where uncertainty exists as to whether relevant amounts of oil exist at all. However, the process of completing an oil well is nevertheless associated with considerable risk.

We plan on drilling and, if warranted, completing additional wells in the Batson Dome and Hull Daisetta fields. The wells will be drilled to a depth of approximately 3,000 to 4,000 feet to the Frio formation. Each well will take approximately ten days to drill and complete. Our share of the drilling and completion costs for each well is estimated to be between $500,000 and $750,000, depending upon their depth. We will have a 90% working interest (63%-80% net revenue interest) in any wells we drill in the Batson Dome Field.

During the period from our inception to September 30, 2010, we did not drill any oil or gas wells.  The following shows our drilling activity for the two years ended September 30, 2012.

Years September 30,
	2012		2011
	Gross	Net	Gross	Net
Development Wells:
Productive:
Oil	8	7.4	4	3.6
Gas	--	--	--	--
Nonproductive	--	--	--	--

Exploratory Wells:
Productive
Oil	--	--	--	--
Gas	--	--	--	--
Nonproductive	--	--	--	--

As of December 31, 2012 we were completing one well.

Vanguard Net Profits, LLC, a Texas limited liability company (the ‘‘Fund’’), has a 20% net profits interest in the four wells drilled with the proceeds from the sale of our convertible notes in 2010. We have a 1% interest in the Fund. Thirty-three private investors hold the remaining 99% interest.

The holders of the convertible notes we sold in 2012 have a security interest in any leases acquired, or wells drilled, with the proceeds from the sale of the notes.

The following table shows, as of December 31, 2012, our producing wells, developed acreage, and undeveloped acreage, excluding service (injection and disposal) wells:

	Productive Wells		Developed Acreage		Undeveloped Acreage(1)
State	Gross	Net	Gross	Net	Gross	Net

Texas	12	11	375	352.5	170	153

(1) Undeveloped acreage includes leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

The following table shows, as of December 31, 2012, the status of our gross acreage:

State	Held by Production	Not Held by Production

Texas	330	215

Acres that are Held by Production remain in force so long as oil or gas is produced from one or more wells on the particular lease. Leased acres that are not Held by Production require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the leased acreage. At the time oil or gas is produced from wells drilled on the leased acreage, the lease is considered to be Held by Production.

The following table shows the years our leases, which are not Held By Production, will expire, unless a productive oil or gas well is drilled on the lease.

Leased Acres	Expiration of Lease
145	2013
70	2015

Proved Reserves

Below are estimates of our net proved reserves as of September 30, 2012, net to our interest. All of our proved reserves are located in Texas.

Estimates of volumes of proved reserves at September 30, 2012 are presented in barrels (Bbls) for oil and, for natural gas, in millions of cubic feet (Mcf) at the official temperature and pressure bases of the areas in which the gas reserves are located.

	Oil	Gas
	(Bbls)	(Mcf)
Proved Developed:
Producing	23,859	--
Non-Producing	81,758	--
Proved Undeveloped	412,247	--

‘‘Bbl’’ refers to one stock tank barrel, or 42 U.S. gallons liquid volume, in reference to crude oil or other liquid hydrocarbons. ‘‘Mcf’’ refers to one thousand cubic feet. A BOE (i.e., barrel of oil equivalent) combines Bbls of oil and Mcf of gas by converting each six Mcf of gas to one Bbl of oil. Below are estimates of our present value of estimated future net revenues from our proved reserves based upon the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in accordance with the provisions of Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas. The standardized measure of discounted future net cash flows is determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on period-end economic conditions. The estimated future production is based upon benchmark prices that reflect the unweighted arithmetic average of the first-day-of-the-month price for oil and gas during the twelve months period ended September 30, 2012. The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on period-end cost levels. No deduction has been made for depletion, depreciation or for indirect costs, such as general corporate overhead. Present values were computed by discounting future net revenues by 10% per year.

Future cash inflows	$74,669,619
Deductions (including estimated taxes)	(29,179,159)
Future net cash flow	$45,490,460
Discounted future net cash flow	$36,981,262

Nova Resources, Inc. prepared the estimates of our proved reserves, future production and income attributable to our leasehold interests as of September 30, 2012. Nova is an independent petroleum engineering firm that provides petroleum consulting services to the oil and gas industry. The estimates of drilled reserves, future production and income attributable to certain leasehold and royalty interests are based on technical analysis conducted by engineers employed at Nova.

Joseph V. Rochefort was the technical person primarily responsible for overseeing the preparation of the reserve report. Mr. Rochefort earned a Bachelor’s Degree in Physics and Geophysics from Texas Christian University and a Masters Degree in Geology from Texas Tech University. Mr. Rochefort has more than 28 years of practical experience in the estimation and evaluation of petroleum reserves.

Delton Drum, our Vice President of Field Operations, oversaw the preparation of the reserve estimates by Nova. Mr. Drum has over 30 years experience in oil and gas exploration and development, with over 15 years of experience in the Batson Dome Field. We do not have a reserve committee and we do not have any specific internal controls regarding the estimates of our reserves.

Our proved reserves include only those amounts which we reasonably expect to recover in the future from known oil and gas reservoirs under existing economic and operating conditions, at current prices and costs, under existing regulatory practices and with existing technology. Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of proved reserves.

Proved reserves were estimated by performance methods, the volumetric method, analogy, or a combination of methods utilizing present economic conditions and limited to those proved reserves economically recoverable. The performance methods include decline curve analysis that utilize extrapolations of historical production and pressure data available through September 30, 2012 in those cases where such data were considered to be definitive.

Forecasts for future production rates are based on historical performance from wells currently on production in the region with an economic cut-off for production based upon the projected net revenue being equal to the projected operating expenses. No further reserves or valuation were given to any wells beyond their economic cut-off. Where no production decline trends have been established due to the limited historical production records from wells on the properties, surrounding wells historical production records were used and extrapolated to wells of the property. Where applicable, the actual calculated present decline rate of any well was used to determine future production volumes to be economically recovered. The calculated present rate of decline was then used to determine the present economic life of the production from the reservoir.

For wells currently on production, forecasts of future production rates were based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to economic depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Proved developed non-producing and undeveloped reserves were estimated primarily by the performance and historical extrapolation methods. Test data and other related information were used to estimate the anticipated initial production rates from those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at a date we determined to be reasonable.

In general, the volume of production from our oil and gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline as reserves are produced. Accordingly, volumes generated from our future activities are highly dependent upon the level of success in acquiring or finding additional reserves and the costs incurred in doing so.

Future Operations

We plan to evaluate other undeveloped oil prospects and participate in drilling activities on those prospects which, in our opinion, are favorable for the production of oil. Initially, we plan to concentrate our activities in East Texas. Our strategy is to acquire prospects in or adjacent to existing fields with further development potential and minimal risk in the same area. The extent of our activities will primarily be dependent upon available capital.

If we believe a geographical area indicates geological and economic potential, we will attempt to acquire leases or other interests in the area. We may then attempt to sell portions of our leasehold interests in a prospect to third parties, thus sharing the risks and rewards of the exploration and development of the prospect with the other owners. One or more wells may be drilled on a prospect, and if the results indicate the presence of sufficient oil reserves, additional wells may be drilled on the prospect.

We may also:

●	acquire a working interest in one or more prospects from others and participate with the other working interest owners in drilling and if warranted, completing oil wells on a prospect;

●	purchase producing oil properties; or

●
enter into farmin agreements with third parties. A farmin agreement will obligate us to pay the cost of drilling, and if warranted completing a well, in return for a majority of the working and net revenue interest in the well.

Title to properties which we may acquire will be subject to one or more of the following: royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil industry; liens for current taxes not yet due; and other encumbrances. In the case of undeveloped properties, investigation of record title will be made at the time of acquisition. Title reviews will be obtained before commencement of drilling operations.

Although we normally obtain title reports for oil leases we acquire, we have not in the past obtained, and we may not in the future obtain, title opinions pertaining to leases. A title report shows the history of a particular oil and gas lease, as shown by the records of the county clerk and recorder, state oil or gas commission, or the Bureau of Land Management, depending on the nature of the lease. In contrast, in a title opinion, an attorney expresses an opinion as to the persons or persons owning interests in a particular oil  and gas lease.

Government Regulation

Although our sale of oil will not be regulated, federal, state and local agencies have promulgated extensive rules and regulations applicable to our oil exploration, production and related operations. Most states, including Texas, require permits for drilling operations, drilling bonds and the filing of reports concerning operations and impose other requirements relating to the exploration of oil. Texas and other states also have statutes or regulations addressing conservation matters including provisions for the unitization or pooling of oil properties, the establishment of maximum rates of production from oil wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of Texas and other states limit the rate at which oil is produced from wells. The federal and state regulatory burden on the oil industry increases our cost of doing business and affects our profitability. Because these rules and regulations are amended or reinterpreted frequently, we are unable to predict the future cost or impact of complying with those laws.

As with the oil and natural gas industry in general, our properties are subject to extensive and changing federal, state and local laws and regulations designed to protect and preserve our natural resources and the environment. The recent trend in environmental legislation and regulation is generally toward stricter standards, and this trend is likely to continue. These laws and regulations often require a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit access, seismic acquisition, construction, drilling and other activities on certain lands lying within wilderness and other protected areas; impose substantial liabilities for pollution resulting from our operations; and require the reclamation of certain lands.

The permits required for many of our operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both. In the opinion of our management, we are in substantial compliance with current applicable environmental laws and regulations, and we have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and natural gas industry in general. The Comprehensive Environmental Response, Compensation and Liability Act  (‘‘CERCLA’’) and comparable state statutes impose strict and joint and several liabilities on owners and operators of certain sites and on persons who disposed of or arranged for the disposal of ‘‘hazardous substances’’ found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act (‘‘RCRA’’) and comparable state statutes govern the disposal of ‘‘solid waste’’ and ‘‘hazardous waste’’ and authorize imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of ‘‘hazardous substance,’’ state laws affecting our operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as ‘‘non-hazardous,’’ such exploration and production wastes could be reclassified as hazardous wastes, thereby making such wastes subject to more stringent handling and disposal requirements.

Competition and Marketing

We will be faced with strong competition from many other companies and individuals engaged in the oil business, some of which are very large, well-established energy companies with substantial capabilities and established earnings records. We may be at a competitive disadvantage in acquiring oil prospects since we must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. In addition, although we use new screening technology which prevents sand accumulation in the well bores and allows for the recovery of more oil from mature fields, larger companies have the ability to manage their risk by diversification.

Exploration for and the production of oil are affected by the availability of pipe, casing and other tubular goods and certain other oil field equipment including drilling rigs and tools. We will depend upon independent drilling contractors to furnish rigs, equipment and tools to drill our wells. Higher prices for oil may result in competition among operators for drilling equipment, tubular goods and drilling crews which may affect our ability expeditiously to drill, complete, recomplete and work-over wells.

The market for oil is dependent upon a number of factors beyond our control, which at times cannot be accurately predicted. These factors include the extent of competitive domestic production and imports of oil, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation. In addition, there is always the possibility that new legislation may be enacted which would impose price controls or additional excise taxes upon crude oil. As of December 31, 2012, all of our oil production was being sold to an independent oil company. The agreement with the independent oil company is on a month-to-month basis, and the price at which we sell our oil is established each month. The oil is transferred by truck from the field to a nearby refinery. We do not expect to have any difficulty in selling the oil produced from our wells in the foreseeable future.

On June 23, 2011, 28 member countries of the International Energy Agency agreed to release 60 million barrels of oil, including 30 million barrels from the United States’ Strategic Petroleum Reserve, in the subsequent months in response to the ongoing disruption of oil supplies from Libya. The market price for crude oil is significantly affected by policies adopted by the member nations of Organization of Petroleum Exporting Countries (‘‘OPEC’’). Members of OPEC establish prices and production quotas among themselves for petroleum products from time to time with the intent of controlling the current global supply and consequently price levels. We are unable to predict the effect, if any, that OPEC or other countries will have on the amount of, or the prices received for, crude oil.

Employees and Offices

As of December 31, 2012, we had one full-time employee and two part-time employees.

Our principal offices are located at 1330 Post Oak Blvd., Suite 1600, Houston, Texas 77056. Our offices, consisting of approximately 1,200 square feet, are leased until February 29, 2013 at a rate of $2,900 per month.

We also maintain a satellite office in Los Angeles, California.  This office consists of 500 square feet and is rented for $5,700 per month pursuant to a lease which expires on June 30, 2013.

Our office leases include fully furnished offices, utilities, administrative support and covered parking.

Subsidiaries

We conduct business in Texas through VE Corporation, a Colorado corporation and our wholly owned subsidiary. In addition, we own a 1% interest in Vanguard Net Profits, LLC, a Texas limited liability company. Thirty-three  private investors own the remaining 99% interest.

MANAGEMENT

Our officers and directors are listed below. Our directors are generally elected at our annual shareholders’ meeting and hold office until the next annual shareholders’ meeting, or until their successors are elected and qualified. Our executive officers are elected by our directors and serve at their discretion.

Name	Age	Position
Warren M. Dillard	70	President, Chief Executive, Financial and Accounting Officer and a Director
R. Gerald Bailey	71	Chairman of the Board and a Director
Michael L. Fraim	50	Vice President, Technology
Delton C. Drum	55	Vice President, Field Operations
Steven M. Powers	70	Vice President of Business Development, Secretary and a Director
Rick A. Wilber	65	Director
John P. Barton	68	Director

The principal occupations of our officers and directors during the past several years are as follows:

Warren M. Dillard has been our President, Chief Executive, Financial and Accounting Officer and a director since June 2010. Since February 2011 Mr. Dillard has been our Principal Financial and Accounting Officer. Mr. Dillard currently serves as a director of Surge Global Energy, Inc. which is a publicly traded oil and gas corporation. Since 2005, Mr. Dillard has served as the President and a director of Enercor, Inc., a private corporation involved in oil and gas exploration and development in the western United States. Since the spring of 2010, Mr. Dillard’s involvement with Enercor has been minimal. Mr. Dillard filed a personal bankruptcy petition in 2002 relating to a personal guarantee of the debt of a private company made while Mr. Dillard was an officer of the company. The bankruptcy was discharged in July 2002. Mr. Dillard holds a degree in Accounting from Texas A & M University and an MBA in Finance from the Harvard Business School.

R. Gerald Bailey has been our Chairman of the Board and a director since June 2010 and has approximately 45 years of experience as a petroleum engineer. Currently, Mr. Bailey is serving as chairman of BCM Energy Partners, Inc., an oil production firm. Since 1997, Mr. Bailey has served as the chairman of Bailey Petroleum, LLC, a consulting firm for oil and gas exploration and development corporations. Between 1993 and 1997, Mr. Bailey served as the President of Exxon Corporation, Arabian Gulf. He received a BS in Chemical Engineering from the University of Houston, and a MS in Chemical Engineering from New Jersey Institute of Technology.

Michael L. Fraim, PhD. has been our Vice President for Technology since June 2010. Since 2006, Dr. Fraim has served as the Vice President, Technology for Ephraim Oil, LLC. Between 2004 and 2006, Dr. Fraim was employed by Alamos Consulting in Albuquerque, New Mexico. From time to time over the past five years, Dr. Fraim has been engaged on an independent contractor/consultant basis by various energy companies. Most recently, Mr. Fraim has been providing consulting services to large oil and gas companies through Texas A&M University. Dr. Fraim holds a bachelor’s degree, a masters degree and a PH.D degree in petroleum engineering from Texas A & M University.

Delton C. Drum has been our Vice President for Field Operations since June 2010. Since 2003, Mr. Drum has been the President of C.F.O., Inc., an oil and gas firm involved in drilling and operating oil and gas wells. Since 1995, Mr. Drum has served as the Chief Executive Officer of Drum Equipment/ Drum Oil & Gas, Inc. Mr. Drum has approximately 30 years of experience in the oil and gas industry as an operator, driller and well owner.

Steven M. Powers has been a director since June 2010. Since February 2011, Mr. Powers has been our Vice President of Business Development and our Secretary. Since 2005, Mr. Powers has served as Chief Executive Officer, Chairman and a director of Enercor, Inc., a private corporation involved in oil and gas exploration and development. Prior to his association with Enercor, Mr. Powers was a real estate developer. Mr. Powers holds a degree in philosophy from the University of California at Santa Barbara as well as an MBA from the University of California at Los Angeles.

Rick A. Wilber has been a director since June 2010. Mr. Wilber has been a director of Synergy Resources Corporation, a publicly traded oil and gas exploration and development corporation, since September 2008. Mr. Wilber has been a Director of Ultimate Software Group Inc. since October 2002 and serves as a member of its audit and compensation committees. Since 1984, Mr. Wilber has been a private investor in, and a consultant to, numerous development stage companies. Mr. Wilber holds a Bachelor of Science degree from the U.S. Military Academy at West Point.

John P. Barton has been a director since June 2010. Since 2007, Mr. Barton has served as a managing partner of Energy Capital Partners, LLC, a venture capital firm. Since 2005, Mr. Barton has been a partner of Cambridge Energy Partners, LLC., an oil and gas investment firm. From time to time over the past five years Mr. Barton has been engaged on an independent contractor/consultant basis by various energy companies. Most recently, Mr. Barton has provided consulting services to Synergy Resources Corporation. Mr. Barton holds a degree in Economics and Finance from Millikin University.

We believe that each of our directors’ experience in oil and gas exploration and business development qualifies him to serve as one of our directors.

Rick Wilber and John Barton are the members of our compensation committee. Our Board of Directors serves as our audit committee.

Rick Wilber and John Barton are independent, as that term is defined in Section 803 A(2) of the NYSE MKT Company Guide. Warren Dillard acts as our financial expert.

We have adopted a code of ethics applicable to our principal executive, financial and accounting officers and persons performing similar functions.

Executive Compensation.

The following table summarizes the compensation received by our principal executive and financial officers during the two years ended September 30, 2012.

				Restricted		Other
				Stock	Option	Annual
	Fiscal	Salary	Bonus	Awards	Awards	Compensation
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)	Total
Warren Dillard	2012	$150,000	—	—	—	$40.000	$190,000
President, Principal Executive,	2011	$135,000					$135,000
Financial and Accounting Officer

R. Gerald Bailey	2012	$190,000	—	—	—	—	$190,000
Chairman of the Board	2011	$105,000					$105,000

Michael Fraim	2012	$100,000	—	—	—	—	$100,000
Vice President Technology	2011	10,000					10,000

(1) The dollar value of base salary (cash and non-cash) earned.
(2) The dollar value of bonus (cash and non-cash) earned.
(3) The value of the shares of restricted stock issued as compensation for services computed in accordance with ASC 718 on the date of grant.
(4) The value of all stock options computed in accordance with ASC 718 on the date of grant.
(5) All other compensation received that could not be properly reported in any other column of the table.

The following shows the amounts we expect to pay to our officers and directors during the twelve months ending December 31, 2013 and the amount of time these persons expect to devote to us.

Name	Projected Compensation	Percent of Time to be Devoted to our Business
Warren Dillard	$190,000	100%
R. Gerald Bailey	$240,000	25%
Steven Powers	$115,000	40%
Rick A. Wilber	$30,000	10%
John Barton	$54,000	30%

Michael Fraim provides consulting services from time to time and is compensated on the basis of actual time spent.

Delton Drum is compensated through his company, C.F.O., Inc., which is the operator for any wells we drill in the Batson Dome Field. We entered into an operating agreement with C.F.O., Inc. dated October 1, 2010. As operator, C.F.O., Inc. receives $2,500 per month for each well being drilled or completed, subject to reductions for days when a well, or wells, are not being drilled. In addition, C.F.O., Inc. is paid $250 per month for each operating well. We may remove C.F.O., Inc. for good cause if it fails to cure a default under the operating agreement within 30 days notice from us of a default. C.F.O., Inc. is required to carry insurance for our benefit and may not undertake any single project requiring an expenditure in excess of $5,000 without our prior authorization, except in the case of an emergency. The operating agreement will remain in effect so long as the oil leases covered by the agreement continue in operation.

We have an employment agreement with Warren Dillard which provides that Mr. Dillard is paid a base salary of $12,500 per month, plus an amount equal to the federal and state taxes that he is required to pay with respect to his base salary. The employment agreement with Mr. Dillard can be terminated at any time, by either party, upon 10 days notice, without cause.

We have an employment agreement with R. Gerald Bailey. Pursuant to the agreement, we will pay Mr. Bailey $10,000 per month for seven days of work per month, and $1,000 per day for each additional day. Our agreement with Mr. Bailey is terminable at any time, by either party without cause or penalty.

We have an employment agreement with Steven Powers. Pursuant to the agreement, Mr. Powers devotes approximately 40% of his time to our business and we pay him a base salary of $7,500 per month, plus an amount equal to the federal and state taxes that he is required to pay with respect to his base salary. The employment agreement with Mr. Powers can be terminated at any time, by either party, upon 10 days notice, without cause.

We do not have any employment or compensation agreements with Rick Wilber or John Barton.

Non-Qualified Stock Option Plan. We have a non-qualified stock option plan which authorizes the issuance of up to 1,500,000 shares of our common stock to persons that exercise options granted pursuant to the plan. Our employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the plan, provided, however, that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. In the future, the exercise price for options granted pursuant to the plan will not be less than 85% of the fair market value of our common stock on the date of grant.

The following tables show all options granted pursuant to the Non-Qualified Stock Option Plan. As of December 31, 2012, none of the options had been exercised. The options are fully vested.

		Shares Issuable
	Grant	Upon Exercise	Exercise	Expiration
Name	Date	of Options (1)	Price	Date
Warren M. Dillard	1-10-11	200,000	$1.00	1-10-14
R. Gerald Bailey	1-10-11	200,000	$1.00	1-10-14
Steven M. Powers	1-10-11	100,000	$1.00	1-10-14
Rick A. Wilber	1-10-11	150,000	$1.00	1-10-14
John P. Barton	1-10-11	100,000	$1.00	1-10-14
Ben Barton	1-10-11	100,000	$1.00	1-10-14

(1)
Any options which have not been exercised will automatically terminate upon the option holder’s death, 90 days after the date the option holder voluntarily resigns as an officer, director or employee or in the event the option holder is terminated for cause. For purposes of these options, cause is defined as (i) the failure by the option holder to substantially perform his duties and obligations owed to us (other than any failure resulting from incapacity due to physical or mental illness); (ii) engaging in misconduct or a breach of fiduciary duty which is, or potentially is,materially injurious to us; (iii) commission of a felony; or (iv) the commission of a crime which is, or potentially is, materially injurious to us.

Long-Term Incentive Plans. We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans.

Employee Pension, Profit Sharing or other Retirement Plans. We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Compensation of Directors During Year Ended September 30, 2011. During the year ended September 30, 2011, we did not compensate our directors for acting as such.

Compensation Committee Interlocks and Insider Participation. Rick Wilber and John Barton are the members of our compensation committee. During the year ended September 30, 2011, both Mr. Wilber and Mr. Barton participated in deliberations concerning executive officer compensation. During the year ended September 30, 2011, none of our officers was also a member of the compensation committee or a director of another entity, which other entity had one of its executive officers serving as one of our directors.

Related Party Transactions

In July 2010, we sold 4,900,000 shares of our common stock at a price of $0.001 per share to our officers and directors and unrelated third parties.

We acquired working interests in our oil and gas leases in the Batson Dome Field, as well as two producing and three shut-in oil wells, from C.F.O., Inc., a corporation controlled by Delton Drum, one of our officers. C.F.O., Inc., which retained a 10% working interest in these leases and wells, paid $200,000 for the leases and wells sold to us. We pay C.F.O., Inc. to operate our oil wells. We believe that the terms of the transactions with C.F.O., Inc. were at least as favorable to us as those generally available from unaffiliated third parties.

We have not issued any preferred stock or made any loans to, or guaranteed any loans on behalf of, any of our founders, officers, directors, five percent or greater stockholders, or any affiliates of the foregoing persons (each an ‘‘Affiliated Person’’). In the future, we will not engage in material affiliated transactions with any Affiliated Person unless the terms of such transactions are approved by a majority of our independent directors who (i) do not have an interest in the transaction and (ii) are independent under state law definitions of independence requiring that the director neither be an officer nor beneficially own 5% or more of our common stock. Material affiliated transactions include and are not limited to the following transactions between us and any Affiliated Person: issuances of common or preferred stock to any Affiliated Person; making any loan to, or forgiving any loan with any Affiliated Person; and guaranteeing any loan on behalf of any Affiliated Person. We will enter into future material affiliated transactions only on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties.

Prior to engaging into future material affiliated transactions, we will appoint, as necessary, and maintain at least two independent directors on our board of directors who are independent under state law definitions of independence requiring that the director neither be an officer nor beneficially own 5% or more of our common stock.

We will provide our independent directors with access to our legal counsel, at our expense, or independent legal counsel in connection with any material affiliated transaction involving our founders, officers, directors, five percent or greater stockholders, or any affiliates of the foregoing persons. Our officers, directors, and counsel will (a) conduct due diligence necessary to assure that there is a reasonable basis for our representations regarding the approval process for material affiliated transactions, and (b) consider whether to embody the representations in our articles of incorporation or bylaws.

PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our common stock, as of December 31, 2012, by (i) each person whom we know beneficially owns more than 5% of the outstanding shares of our common stock, (ii) each of our officers, (iii) each of our directors, and (iv) all the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock. Unless otherwise indicated, beneficial ownership is determined in accordance with the Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended, and includes voting or investment power with respect to shares beneficially owned.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Class
Warren M. Dillard(2)	1,062,732	(2)(3)	8.3%
1330 Post Oak Blvd., Suite 1600
Houston, Texas 77056

R. Gerald Bailey	396,032	(3)	3.1%
1330 Post Oak Blvd., Suite 1600
Houston, Texas 77056

Michael L. Fraim	30,000		*
9266 N. Ventura Ave.
Ventura, CA 93001

Delton C. Drum	40,000		*
2626 Royal Trail Dr.
Kingwood, TX 77339

Steven M. Powers (2)	957,732	(2)(4)	7.5%
1999 Avenue of the Stars, Ste. 1100
Los Angeles, CA 90067

Rick A. Wilber	1,173,332	(5)	9.2%
10360 Kestrel Street
Plantation, FL 33324

John P. Barton (2)	467,732	(2)(4)(6)	3.7%
1200 17th Street, Suite 570
Denver, CO 80202

All officers and directors as a group (7 persons)	4,127,560	(7)	31.8%
______________________
* Less than 1%

(1) Assumes none of our outstanding notes is converted and none of our outstanding warrants is exercised.
(2) Shares are beneficially held through trusts or other entities under the control of this beneficial owner.
(3) Includes 200,000 shares issuable upon exercise of an option that is currently exercisable.
(4) Includes 100,000 shares issuable upon exercise of an option that is currently exercisable.
(5) Includes 150,000 shares issuable upon exercise of an option that is currently exercisable.
(6)Includes 100,000 shares owned by Mr. Barton's wife.
(7) Includes 750,000 shares issuable upon exercise of options that are currently exercisable.

SELLING SHAREHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus.  The owners of the shares to be sold by means of this prospectus are referred to as the “selling shareholders”.  The selling shareholders acquired their shares in the transactions described below.

We will not receive any proceeds from the sale of the securities by the selling shareholders. We will pay all costs of registering the securities offered by the selling shareholders. These costs, based upon the time related to preparing this section of the prospectus, are estimated to be $2,000. The selling shareholders will pay all sales commissions and other costs of the sale of the securities offered by them.

See the “Prospectus Summary” section of this prospectus for information concerning the Class A, B, D and E warrants.

The securities to be sold by the selling shareholders listed below do not include the 1,500,000 Class A warrants to be issued to the holders of our Series C warrants or the shares of common stock issuable upon the exercise of the Class A warrants. See the section of this prospectus captioned “Exchange Offer” for more information.

		Shares Issuable		Share
		Upon Exercise	Shares to	Ownership
	Shares	of Series A	Be Sold In	After
Name of Selling Shareholder	Owned	Warrants	This Offering	Offering

Peter J. and Kathryn R. Armatas	--	25,000	25,000	--
Craig Bardman	--	25,000	25,000	--
Michael S. Barish	--	50,000	50,000	--
Susan C. Barton	--	5,000	5,000	--
Margaret Bathgate	--	25,000	25,000	--
Gary W. and Theresa Boening	--	50,000	50,000	--
Burcham Family Revocable Trust	--	50,000	50,000	--
Butera Family Trust	--	100,000	100,000	--
The Burns Partnership LLC	--	100,000	100,000	--
Robert A. Cowfer	--	25,000	25,000	--
Michael E. Donnelly	--	6,250	6,250	--
Duncan Family Trust 1997	--	75,000	75,000	--
William Max and Kathleen A. Duncan	--	100,000	100,000	--
Richard R. and Ann Marie Ferro	--	25,000	25,000	--
Roland W. and Cynthia L. Gentner	--	25,000	25,000	--
Zenas N. Gurley, IRA	--	25,000	25,000	--
Bill and Diana Hochstett	--	12,500	12,500	--
William and Cheryl Hughes Family Trust	--	50,000	50,000	--
Douglas H. Kelsall, IRA	--	12,500	12,500	--
Robin Kert Trust	--	12,500	12,500	--
Jeffrey T. and Carrie Klenda	--	50,000	50,000	--
Jon B. Kruljac	--	12,500	12,500	--
Richard Martin	--	25,000	25,000	--
Robert F. McCullough Jr.	--	25,000	25,000	--
Wilbert L. Miles	--	7,500	7,500	--
William D. Moreland	--	150,000	150,000	--
Mundon Anticline Investment LLC	--	25,000	25,000	--
Bernard and Sandra Orsi	--	25,000	25,000	--
Rack Properties, LLP	--	25,000	25,000	--
Pedro and Patricia Rivera	--	25,000	25,000	--
Mark J. Russo	--	12,500	12,500	--
Earl W. Sauder Irrevocable Trust	--	50,000	50,000	--
Earl W. Sauder, LLC	--	100,000	100,000	--
Sauder Family LLC	--	50,000	50,000	--
H. Leigh Severance	--	50,000	50,000	--
David C. Shatzer	--	75,000	75,000	--
Roy G. Shuman	--	50,000	50,000	--
Alva Terry Staples	--	12,500	12,500	--
Sunset Hill Investments Retirement Plan	--	50,000	50,000	--
Dwight E. Vandervort	--	50,000	50,000	--
Gregory J. Wasinger	--	12,500	12,500	--
Michael D. Williams	--	12,500	12,500	--
Thomas D. Wolf	--	6,250	6,250	--
	--	1,700,000	1,700,000	--

		Shares Issuable	Shares Issuable		Share
		Upon Exercise	Upon Exercise	Shares to	Ownership
	Shares	of Series B	of Series D	Be Sold In	After
Name of Selling Shareholder	Owned	Warrants (1)	Warrants (1)	This Offering	Offering

Vicki D.E. Barone	-	38,887	11,535	50,422	-
Steven M. Bathgate	-	37,893	8,115	46,011	-
Gail Cohen	-		750	750	-
Michael E. Donnelly	-	58,172	14,280	72,452	-
David Drennen	-	5,100		5,100	-
David Drennen	-	1,672	503	2,175	-
Anita Dudley	-	750	500	1,250	-
Greg Fulton	-	13,990	4,217	18,207	-
Zenas N. Gurley	-	48,563	13,750	62,313	-
Richard T. Huebner	-	13,668	4,035	17,703	-
Mathew Kelsall	-	5,438	3,000	8,438	-
Andrea Kidd	-	2,500	1,000	3,500	-
Jon B. Kruljac	-	182,690	34,425	217,115	-
Joseph Lavinge	-	2,250		2,250	-
Michael J. Morgan	-	6,123	1,732	7,855	-
Eugene L. Neidiger	-	6,833	1,933	8,766	-
Guy Newman	-	25,425	31,750	57,175	-
Robert L. Parrish	-	2,775	770	3,545	-
Fulton Partners	-	23,225	7,000	30,225	-
Anthony B. Petrelli	-	19,477	5,537	25,014	-
Steve Quoy	-		750	750	-
Regina L. Roesener	-	13,354	3,778	17,132	-
Nancy Stratton	-	750	500	1,250	-
Katie Walker	-	465	140	605	-
	-	510,000	150,000	660,000	-

(1)
The Series B and Series D warrants were issued to GVC Capital, LLC, the placement agent for our 2010 and 2011 private offerings. GVC Capital subsequently assigned the Series B and D warrants to a number of its registered representatives and employees, as well as selected dealers participating in the private offerings. The selected dealers, in turn, assigned most of the Series B and D warrants to a number of their registered representatives and employees.

Name of Selling Shareholder	Shares Owned	Share Issuable Upon Exercise of Series E Warrants (1)	Shares to Be Sold In This Offering	Ownership After Offering

Northland Securities	-	80,224	80,224	-
MLV & Co.	-	151,578	151,578	-
GVC Partners LLC	-	25,309	25,309	-
Steven M. Bathgate	-	42,103	42,103	-
Michael E. Donnely	-	41,892	41,892	-
Mathew Kelsall	-	9,456	9,456	-
Richard Huebner	-	12,210	12,210	-
Vicki D. E. Barone	-	9,130	9,130	-
Joseph Lavigne	-	2,400	2,400	-
Robert Eldridge	-	1,200	1,200	-
Andrea Kidd	-	1,462	1,462	-
Nancy Stratton	-	500	500	-
Anita Dudley	-	500	500	-
Ted Warner	-	2,400	2,400	-
Nick Shermeta	-	9,600	9,600	-
Roger Tadsen	-	2,400	2,400	-
Scott Tadsen	-	1,200	1,200	-
Rob Herje	-	19,968	19,968	-
Bill O’Connor	-	21,000	21,000	-
Toby Labelle	-	1,200	1,200	-
Karen Cady	-	1,200	1,200	-
Shawn Messner	-	30,684	30,684	-
Jeff Peterson	-	15,342	15,342	-
Eric Hansen	-	15,342	15,342	-
Neidiger Tucker Bruner, Inc.	-	39,060	39,060	-
		537,360	537,360

(1)
The Series E warrants were issued to Northland Capital Markets, MLV & Co. and GVC Capital, LLC, the placement agents for our 2012 private offering. The placement agents subsequently assigned the Series E warrants to affiliates, a number of their registered representatives and employees, as well as a selected dealer participating in the offering.

The controlling persons of the non-individual selling shareholders are:

Name of Shareholder	Controlling Person

Burcham Family Revocable Trust	William J. Burcham,

Name of Shareholder	Controlling Person

Butera Family Trust	Roy T. Butera
The Burns Partnership LLC	David A. Burns,
Duncan Family Trust 1997	Stephen Flores
Zenas N. Gurley, IRA	Zenas N. Gulrey
William and Cheryl Hughes Family Trust	William Hughes
Douglas H. Kelsall, IRA	Douglas H. Kelsall
Robin Kert Trust	Robin Kert
Mundon Anticline Investment LLC	Kent E. Mundon
Rack Properties, LLP	Kent E. Mundon
Earl W. Sauder Irrevocable Trust	Earl W. Sauder
Earl W. Sauder, LLC	Earl W. Sauder
Sauder Family LLC	Earl W. Sauder
Sunset Hill Investments Retirement Plan	Daniel M. Popylisen
Fulton Partners	Greg Fulton
Northland Securities	Randy Nitzksche
MLV & Co.	Dean Colucci
GVC Partners LLC	Vicki D. E. Barone
Neidiger Tucker Bruner, Inc.	Charles Burner

The following persons are affiliated with a securities broker:

Holders of Series A Warrants

Name

Margaret Bathgate
Michael E. Donnelly
Jon B. Kruljac
Zenus Gurley

Holders of Series B and D Warrants

All holders of the Series B and D warrants, with the exception of Guy Newman, are affiliated with a securities broker.

Holders of Series E Warrants

All holders of the Series E warrants are affiliated with a securities broker.

The shares of common stock and the Class A warrants may be sold by one or more of the following methods, without limitation:

●	a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

●	face-to-face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate.  Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.  As to any particular broker-dealer, this compensation might be in excess of customary commissions.  Neither we nor the selling stockholders can presently estimate the amount of such compensation.  Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

The selling shareholders and any broker/dealers who act in connection with the sale of their securities may be deemed to be "underwriters" within the meaning of §2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed.  We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

We have advised the selling shareholders that they, and any securities broker/dealers or others who sell the common stock or warrants on behalf of the selling shareholders, may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act of 1933.  We have also advised each selling shareholder that in the event of a "distribution" of the securities owned by the selling shareholder, the selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed.  Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution.  A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods".  We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

EXCHANGE OFFER

In February and March 2011, we sold 1,500,000 units at a price of $1.00 per unit in a private offering. Each unit consisted of one share of our common stock and one Series C warrant. Each Series C warrant originally allowed the holder to purchase one share of our common stock at a price of $2.00 per share at any time on or before February 28, 2016. However, the terms of the Series C warrants provided that the warrants would be adjusted to correspond with the terms of the first warrant we sold during 2011 in an underwritten public offering.

We also agreed to file a registration statement with the Securities and Exchange Commission so that the Series C warrants, as well as any shares of common stock issuable upon exercise of the Series C warrants, could be resold in the public market.

In December 2011 we sold 4,800,000 units in our initial public offering.  Each unit consisted of one share of our common stock and one Class A warrant.  Each Class A warrant allows the holder to purchase one share of our common stock at a price of $1.50 per share.  The Class A warrants expire on November 29, 2016.  As a result of the sale of the Class A warrants in the public offering, the terms of the Series C warrants were reset to match the terms of the Class A warrants, including the provision which allows us to redeem the Series C warrants upon the same conditions which apply to our right to redeem the Class A warrants.

To comply with our registration statement obligations with respect to the Series C warrants, and since:

●	there is no public market for the Series C warrants;

●	the Class A warrants trade on the OTC Bulletin Board under the symbol VNGEW; and

●	the terms of the Series C warrants are identical to those of the Class A warrants;

By means of this prospectus we are offering to exchange one Class A warrant for each outstanding Series C warrant,

The exchange offer is not contingent upon any fixed number of Series C warrants being tendered,

The exchange offer will be open for a period ending nine months after the date of this prospectus, unless we, by written notice to the holders of the Series C warrants, extend the exchange offer.

In the opinion of Hart & Trinen, counsel to the Company, the exchange of the Class A warrants for the Series C warrants will not result in a taxable gain or loss to the holders of the Series C warrants.

Any person that wants to exchange Series C warrants for Class A warrants should return the Series C warrant to our transfer agent, together with a letter indicating the number of series C warrants to be exchanged.

If any person does not want to exchange all of their Series C warrants, a new
Series C warrant representing the warrants which are not exchanged will be returned to the holder.

Class A warrants issued in exchange for the Series C warrants will be sent to the former Series C warrant holders within seven days of receipt of the Series C warrants and instruction letter.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 50,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding shares of common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by our Board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

As of December 31, 2012, we had 12,741,512 outstanding shares of common stock, held by 56 shareholders, which were restricted securities within the meaning of Rule 144 of the Securities and Exchange Commission and may not be sold in the absence of registration under the Securities Act of 1933 unless an exemption from registration is available, including the exemption from registration offered by Rule 144. Our officers and directors, and certain other persons, who collectively own 4,075,000 shares of our common stock, have agreed not to sell or otherwise dispose of any of their shares of common stock for a period ending upon the earlier to occur of November 14, 2013, or the date on which the price for our common stock equals or exceeds $3.00 for a period of ten consecutive days of quotation on the OTC Bulletin Board, without the prior written consent of Paulson Investment Company, Inc., subject to certain limited exceptions, such as intra-family transfers or transfers to trusts for estate planning purposes. After the expiration of the lock-up period, the 4,075,000 restricted shares may be sold in the public market pursuant to Rule 144.

Under Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their shares provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale; and (ii) if the sale occurs prior to satisfaction of a one-year holding period, we are current in the filings of our 10-K and 10-Q reports.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of:

● 1% of the total number of shares of the same class then outstanding, or
● the average weekly trading volume of such shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale,

Any sales under Rule 144 by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Our officers, directors, and several other shareholders, who collectively beneficially own 4,875,000 shares of our common stock, have agreed that, until November 14, 2013 they will not sell, or otherwise dispose of any of our equity securities, or any securities convertible into our equity securities, other than transfers to trusts or other entities under the control of the shareholder and through which the shareholder retains beneficial ownership of any transferred securities. Notwithstanding the above, beginning November 14, 2012, 2.5% of the securities subject to this agreement will be released from the lock-up restrictions on a quarterly basis. In addition to the lock-up restrictions, the agreement provides for a distribution preference for the shareholders who purchased 4,800,000 shares of our common stock in our November 2011 public offering.  Following an event of dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of our assets or securities, the shareholders who are parties to the lock-up agreement will be entitled to share in any distribution of assets or securities that results from any of these events only to the extent of the amount paid for their shares ($4,125) until the shareholders who purchased our common stock in the public offering are paid $4,800,000.

Class A Warrants

In December 2011 we completed our initial public offering. The offering consisted of 4,800,000 Units sold at a price of $1.00 per Unit. Each unit consisted of one share of our common stock and one Class A warrant. Each Class A warrant entitles the holder to purchase one share of our common stock at a price of $1.50 per share at any time on or before November 29, 2016.

The Class A warrants are redeemable at our option for $0.20 per warrant upon 30 days' prior written notice, at any time after our common stock has closed at a price which is at least $2.50 per share for at least five consecutive trading days. The Class A warrants may only be redeemed if we have a current and effective registration statement available covering the exercise of the warrants.

The exercise price of the Class A warrants, as well as the shares issuable upon the exercise of the warrants, will be proportionately adjusted in the event of any stock split, stock dividend, reclassification, capital reorganization or merger.

Other Warrants

Information concerning our other outstanding warrants follows:

Series	Exercise Price	Expiration Date
A	$4.00	October 31, 2014
B	$1.20	October 31, 2014
C	$2.00	February 28, 2016
D	$1.20	February 28, 2016
E	$1.55	June 30, 2017

Cashless Exercise. As an alternative to paying cash for the exercise price of a warrant, the holders of our Series B and Series E warrants may exercise them by means of a “cashless exercise”.  In the event of a cashless exercise, we will deliver to the warrant holder, without payment of cash or other consideration, that number of shares of our common stock determined by the following formula:

X  = Y (A-B)
                A

Where:

X=           the number of shares of our common stock  to be issued to the holder;

Y=           the number of warrants delivered for the cashless exercise;

A=   the market price of one share of our common stock at the of time of exercise;

B=           the warrant exercise price.

Redemption Option.  If our common stock closes at a price of $5.00 or more during any five consecutive trading days, we may, upon thirty days’ notice, redeem any Series C warrants which have not been exercised at the end of the thirty-day period at a price of $0.25 per warrant.

Adjustments.  The number of shares (the “Shares”) issuable upon the exercise of our warrants are subject to adjustments as follows:

(a)           In case we (i) pay a dividend in Shares or securities convertible into Shares or make a distribution to our stockholders in Shares or securities convertible into Shares; (ii) subdivide our outstanding Shares; (iii) combine our outstanding Shares into a smaller number of Shares; or (iv) issue by reclassification shares of our common stock or other securities; then the number of Shares issuable upon the exercise of the warrants will be adjusted so that the warrant holders will be entitled to receive the kind and number of shares of common stock or other securities which they would have owned or would have been entitled to receive immediately after the happening of any of the events described above, had the warrants been exercised or converted immediately prior to the happening of such event.

(b)           If, prior to the expiration of the warrants, we reclassify our outstanding common stock, or in the event of any other material change of our capital structure by reason of any reclassification, recapitalization or conveyance, adequate provision will be made whereby any warrant holder will have the right to purchase, in lieu of the Shares otherwise purchasable on the exercise of any warrant, the securities or assets as may be issued or payable with respect to or in exchange for the number of Shares purchasable on exercise of the warrants had the warrants been exercised immediately prior to the reclassification, recapitalization or conveyance.

(c)           If we issue rights, options, warrants, or convertible securities to all or substantially all of our shareholders, without any charge, entitling them to subscribe for or purchase shares of our common stock at a price per share which is lower than the then current market price of our common stock, the number of Shares will be determined by multiplying the number of Shares by a fraction, of which the numerator will be the number of shares of our common stock outstanding immediately prior to the issuance of the rights, options, warrants or convertible securities plus the number of additional shares of our common stock offered for subscription or purchase, and of which the denominator shall be the number of shares of our common stock outstanding immediately prior to the issuance of such rights, options, warrants, or convertible securities plus the number of shares which the aggregate offering price of the total number of shares offered would purchase at the current market price of our common stock.

(d)           If we distribute to all or substantially all of our shareholders evidences of our indebtedness or assets (excluding cash dividends or distributions out of earnings) or rights, options, warrants, or convertible securities containing the right to subscribe for or purchase shares, then in each case the number of Shares issuable upon the exercise of the warrants will be determined by multiplying the number of Shares by a fraction, of which the numerator shall be the then current market price of our common stock on the date of the distribution, and of which the denominator will be the current market price of our common stock on such date, minus the fair value of the portion of the assets or evidences of indebtedness distributed or of the subscription rights, options, warrants, or convertible securities applicable to one share of our common stock.

 (e)           Whenever the number of Shares issuable upon the exercise of a warrant is adjusted, the exercise price of the warrant will be adjusted by multiplying the exercise price immediately prior to such adjustment by a fraction, of which the numerator will be the number of shares issuable upon the exercise of the warrant immediately prior to the adjustment, and of which the denominator will be the number of shares issuable immediately after.

2010 Convertible Notes

In November and December 2010, we sold convertible notes in the principal amount of $3,400,000 in a private transaction to accredited investors. The notes bear interest at 8% per year and mature on October 31, 2012. Interest is payable quarterly. At the holder's option, the notes can be converted into shares of our common stock, initially at a conversion price of $1.00 per share. With the proceeds from the sale of the notes, we acquired leases in the Batson Dome Field ($992,000), drilled and completed four wells in the Batson Dome Field ($1,900,000), paid sales commissions relating to the sale of the notes ($340,000) and paid corporate operating expenses ($168,000).

In June, July and September 2012 notes in the principal amount of $3,075,000 were surrendered in payment of the 2012 Convertible Notes referred to below. The remaining  outstanding principal balance of the 2010 Convertible Notes  ($325,000) was repaid in October 2012.

2012 Convertible Notes

In June, July and September 2012 we sold convertible secured promissory notes to a group of private investors.  The notes bear interest at 15% per year, are payable quarterly, mature on June 30, 2015, and are convertible into shares of our common stock at a conversion price of $1.25 per share, subject to adjustment.

Notes in the cumulative total principal amount of $5,179,500 were sold for cash and notes in the cumulative total principal amount of $3,075,000 were exchanged for notes that we sold in 2010.

On or prior to December 31, 2013, we may repay the Notes, without penalty, upon twenty days written notice to the Note holders if, during any twenty trading days within a period of thirty consecutive trading days, the closing price of our common stock is $2.25 or greater and our common stock has an average daily trading volume of 100,000 shares or more during the twenty trading days. After December 31, 2013 we may prepay the Notes, without penalty, upon twenty days written notice to the Note holders.

The Notes are secured by a first lien on all of our assets which we own, with the exception of the first four wells we drilled and completed and the undeveloped portion of our 230 acre lease in the Batson Dome Field.  The Notes will also be secured by any wells we drill and complete, or leases or other assets we acquire, with the proceeds from the sale of the notes.  The Note holders will have a second priority security interest in our first four wells and the undeveloped portion of the 230 acre lease.

Notwithstanding the above, the Note holders’ lien will be subordinated to the lien of any new creditor, provided that:

●	the terms of the new financing are more favorable than the terms of the Notes we sold in 2010;

●	the lien of any new creditor may only extend to our first four wells and the undeveloped portion of our 230 are lease in the Batson Dome Field;

●	the amount borrowed cannot exceed $3,400,000; and

●	any amounts borrowed can only be used to repay any Notes sold in 2010,

If we sell any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable Conversion Price, in a public or private offering in which the gross offering proceeds are in excess of $1,000,000, the Conversion Price will be reduced to equal the amount determined by the following formula:

           CP  x  (S1 + S2)  = NCP
                   S3

Where:
CP =	the Conversion Price in effect immediately prior to the issuance of common stock or securities convertible into common stock

S1 =	the number of shares of our common stock outstanding immediately prior to the issuance;

S2 =
the amount we received from the sale of the securities in the transaction (plus any amounts receivable upon the conversion of any securities or the exercise of any warrants sold in the transaction) divided by the average closing price of our common stock over the five trading days prior to the sale of the securities;

S3 =	the number of shares of common stock outstanding immediately after the transaction, or which would be outstanding if:

●	all convertible securities which we sold in the transaction were converted into shares of our common stock (at the lowest price at which the securities could be converted into our common stock), and

●	all warrants we sold in the transaction were exercised.

NCP =	New Conversion Price

The Conversion Price will also be proportionately adjusted in the event of any stock split, or capital reorganization.

        The Conversion Price will not be adjusted as the result of shares issued in connection with an Exempt Issuance.  The term “Exempt Issuance” means the sale or issuance of:

●
securities or options issued to our employees, officers or directors pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of our Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose,

●
securities issued and outstanding on the date of this Private Offering Memorandum which are exercisable or exchangeable for, or convertible into, shares of common stock, provided that such securities have not been amended since the date of this Private Offering Memorandum to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities.

●
securities issued in connection with an acquisition of oil and gas properties, the acquisition of an unaffiliated company, a joint venture or similar strategic transaction where the primary purpose is not to raise cash;

●	securities upon the conversion of the Notes in this offering; or

●	securities issued upon the Placement Agents’ Series E warrants.

Any of the following are an event of default:

●	We fail to make any interest or principal payment when due;

●
We breach any representation, warranty or covenant or defaults in the timely performance of any other obligation in our agreements with the note holders and the breach or default continues uncured for a period of five business days after the date on which notice of the breach or default is first given to us, or ten trading days after we become, or should have become, aware of such breach or default; and

●	We file for protection from our creditors under the federal bankruptcy code, or a third party files an involuntary bankruptcy petition against us.

If an event of default occurs, the Notes will become immediately due and payable.

Vanguard Net Profits, LLC

Vanguard Net Profits, LLC, a Texas limited liability company (the "LLC"), has a 20% net profits interest in four wells drilled with the proceeds from our November and December 2010 sale of convertible notes. The net profits interest will be proportionately reduced in the event our working interest in a well is less than 90%. We have a 1% interest in the LLC.  Thirty-three private investors hold the remaining 99% interest. The LLC does not provide us with any management or other services.

The term "net profits interests" means the gross revenues derived from the sale of our share of any oil or gas produced from any wells drilled with the proceeds from the convertible note offering, less our share of all costs and expenses associated with the wells, including:

● Lease rentals and leasehold maintenance costs;

● Landowners' royalties;

● Overriding royalties;

● Taxes, except any taxes based upon our net income;

● Lease operating expenses;

● The cost of reworking, repairing, or plugging any wells (including, without limitation, any salt water disposal or injection wells);

● Fracturing and reservoir stimulation costs;

● The costs of any equipment associated with the well, installed after completion, as well as the costs of replacing or repairing any equipment;

● Environmental remedial and land restoration costs; and

● All regulatory compliance costs.

Upon any sale of any well drilled with the proceeds from the convertible note offering, or upon our liquidation or dissolution, the LLC will receive 20% of the net amount received from the sale of the well, multiplied by our working interest in the well.

At any time, and in our sole discretion, we may purchase the net profits interests held by the LLC for $3,400,000.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus we had not issued any shares of preferred stock.

Transfer Agent, Warrant Agent and Registrar

Our transfer agent and registrar for our common stock and the warrant agent for our public warrants is:

Corporate Stock Transfer
3200 Cherry Creek Drive South, Suite 430
Denver, Colorado 80209
Phone: 303-282-4800
Fax: 303-282-5800

LEGAL PROCEEDINGS

We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty.  In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

GLOSSARY OF OIL AND GAS TERMS

DEVELOPED ACREAGE. The number of acres that are allocated or assignable to productive wells or wells capable of production.

DISPOSAL WELL. A well employed for the reinjection of salt water produced with oil into an underground formation.

HELD BY PRODUCTION. A provision in an oil, gas and mineral lease that perpetuates an entity's right to operate a property or concession as long as the property or concession produces a minimum paying quantity of oil or gas.

INJECTION WELL. A well employed for the injection into an underground formation of water, gas or other fluid to maintain underground pressures which would otherwise be reduced by the production of oil or gas.

LANDOWNER'S ROYALTY. A percentage share of production, or the value derived from production, which is granted to the lessor or landowner in the oil and gas lease, and which is free of the costs of drilling, completing, and operating an oil or gas well.

LEASE. Full or partial interests in an oil and gas lease, authorizing the owner thereof to drill for, reduce to possession and produce oil and gas upon payment of rentals, bonuses and/or royalties. Oil and gas leases are generally acquired from private landowners and federal and state governments. The term of an oil and gas lease typically ranges from three to ten years and requires annual lease rental payments of $1.00 to $2.00 per acre. If a producing oil or gas well is drilled on the lease prior to the expiration of the lease, the lease will generally remain in effect until the oil or gas production from the well ends. The owner of the lease is required to pay the owner of the leased property a royalty which is usually between 12.5% and 16.6% of the gross amount received from the sale of the oil or gas produced from the well.

LEASE OPERATING EXPENSES. The expenses of producing oil or gas from a formation, consisting of the costs incurred to operate and maintain wells and related equipment and facilities, including labor costs, repair and maintenance, supplies, insurance, production, severance and other production excise taxes.

NET ACRES OR WELLS. A net well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres expressed as whole numbers and fractions.

NET REVENUE INTEREST. A percentage share of production, or the value derived from production, from an oil or gas well and which is free of the costs of drilling, completing and operating the well.

OVERRIDING ROYALTY. A percentage share of production, or the value derived from production, which is free of all costs of drilling, completing and operating an oil or gas well, and is created by the lessee or working interest owner and paid by the lessee or working interest owner to the owner of the overriding royalty.

PRODUCING PROPERTY. A property (or interest therein) producing oil or gas in commercial quantities or that is shut-in but capable of producing oil or gas in commercial quantities. Interests in a property may include working interests, production payments, royalty interests and other non-working interests.

PROSPECT. An area in which a party owns or intends to acquire one or more oil and gas interests, which is geographically defined on the basis of geological data and which is reasonably anticipated to contain at least one reservoir of oil, gas or other hydrocarbons.

PROVED RESERVES. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (prices and costs held constant as of the date the estimate is made).

SHUT-IN WELL. A well which is capable of producing oil or gas but which is temporarily not producing due to mechanical problems or a lack of market for the well's oil or gas.

UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves. Undeveloped acreage should not be confused with undrilled acreage which is "Held by Production" under the terms of a lease.

WORKING INTEREST. A percentage of ownership in an oil and gas lease granting its owner the right to explore, drill and produce oil and gas from a tract of property. Working interest owners are obligated to pay a corresponding percentage of the cost of leasing, drilling, producing and operating a well. After royalties are paid, the working interest also entitles its owner to share in production revenues with other working interest owners, based on the percentage of the working interest owned.

AVAILABLE INFORMATION

        In connection with the securities offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to our business and our securities, you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the Securities and Exchange Commission's public reference facilities, Room 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

VANGUARD ENERGY CORPORATION

September 30, 2012 and 2011 Financial Statements

VANGUARD ENERGY CORPORATION

i

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Vanguard Energy Corporation

We have audited the accompanying consolidated balance sheets of Vanguard Energy Corporation ("the Company") as of September 30, 2012 and 2011 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2012 and 2011, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Briggs & Veselka Co.
Briggs & Veselka Co.
Houston, Texas
December 27, 2012

VANGUARD ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$3,090,422	$453,243
Accounts receivable	615,631	257,147
Other assets	6,132	4,428
Total current assets	3,712,185	714,818

Property and equipment
Oil and gas, on the basis of full cost accounting
Proved properties	9,288,166	3,606,967
Unproved properties and properties under development, not being amortized	1,427,294	619,679
Furniture and equipment	24,494	2,014
Less: accumulated depreciation, depletion and amortization	(1,108,956)	(264,657)
Total property and equipment	9,630,998	3,964,003

Debt issuance costs	857,412	338,345
Other assets	15,570	527,886

Total assets	$14,216,165	$5,545,052

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$414,873	$180,031
Other liabilities	344,712	75,056
Current portion of notes payable, net of discount of $77,584 and $0	247,416	-
Current portion of conversion feature liability	564	-
Total current liabilities	1,007,565	255,087

Notes payable, net of discount of $635,748 and $1,066,539	7,618,752	2,333,461
Participation liability	1,573,605	1,172,315
Conversion feature liability	583,454	720,593
Warrant liabilities	68,746	400,319
Asset retirement obligations	96,410	24,629

Total liabilities	10,948,532	4,906,404

Commitments and contingencies	-	-

Stockholders' equity
Preferred stock, $0.00001 par value; 5,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $0.00001 par value; 50,000,000 shares authorized,
12,741,512 and 7,880,822 shares issued and outstanding	127	79
Additional paid-in capital	5,522,204	1,866,110
Accumulated deficit	(2,254,698)	(1,227,541)
Total stockholders' equity	3,267,633	638,648
Total liabilities and stockholders' equity	$14,216,165	$5,545,052

The accompanying notes are an integral part of these consolidated financial statements.

VANGUARD ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year	Fiscal Year
	Ended	Ended
	September 30, 2012	September 30, 2011

Revenues
Oil and gas sales	$3,369,407	$1,899,584

Costs and expenses
Lease operating expense	672,233	200,742
Production taxes	155,616	87,217
Depreciation, depletion and amortization	844,299	264,657
Asset retirement obligation accretion	8,922	3,260
General and administrative	1,564,475	1,013,304
Total costs and expenses	3,245,545	1,569,180

Income from operations	123,862	330,404

Other income (expense)
Interest income	3,062	904
Interest expense	(1,171,756)	(679,629)
Change in fair value of warrant and
conversion feature liabilities	1,081,371	(761,076)
Change in estimate of participation liability	(653,057)	-
Loss on debt extinguishment	(410,639)	-
Total other income (expense)	(1,151,019)	(1,439,801)

Loss before income taxes	(1,027,157)	(1,109,397)

Provision for income taxes	-	-

Net loss	$(1,027,157)	$(1,109,397)

Loss per share – Basic	$(0.09)	$(0.15)
Weighted average number of
common shares	11,901,830	7,170,906

Loss per share – Diluted	$(0.09)	$(0.15)
Weighted average number of common
and potential common shares	11,901,830	7,170,906

The accompanying notes are an integral part of these consolidated financial statements.

VANGUARD ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Total
	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Paid In Capital	Deficit	Equity

Balance at
October 1, 2010	5,912,500	$59	$409,841	$(118,144)	$291,756

Stock-based
compensation	15,000	-	258,731	-	258,731

Exercise of warrants	453,322	5	181,299	-	181,304

Issuance of
common stock units	1,500,000	15	1,016,239	-	1,016,254

Net loss	-	-	-	(1,109,397)	(1,109,397)

Balance at
October 1, 2011	7,880,822	$79	$1,866,110	$(1,227,541)	$638,648

Stock-based
compensation	60,690	-	59,700	-	59,700

Issuance of
common stock units	4,800,000	48	3,596,394	-	3,596,442

Net loss	-	-	-	(1,027,157)	(1,027,157)

Balance at
September 30, 2012	12,741,512	$127	$5,522,204	$(2,254,698)	$3,267,633

The accompanying notes are an integral part of these consolidated financial statements.

VANGUARD ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year	Fiscal Year
	Ended	Ended
	September 30, 2012	September 30, 2011

Cash flows from operating activities
Net loss	$(1,027,157)	$(1,109,397)
Adjustments to reconcile net loss
to net cash from operating activities:
Loss on debt extinguishment	410,639	-
Change in estimate of participation liability	653,057	-
Depreciation, depletion and amortization	844,299	264,657
Amortization of debt issuance costs	237,809	205,697
Asset retirement obligation accretion	8,922	3,260
Amortization of debt discount	736,446	280,256
Accretion of participation liability	97,535	108,503
Stock-based compensation expense	59,700	258,731
Change in fair value of warrant and conversion
feature liabilities	(1,081,371)	761,076
Change in operating assets and liabilities:
Accounts receivable	(358,484)	(252,247)
Other assets	(14,680)	42,977
Accounts payable	(54,291)	93,721
Other liabilities	(129,341)	(179,968)
Net cash from operating activities	383,083	477,266

Cash flows from investing activities
Purchase of furniture and equipment	(22,480)	(2,014)
Purchase of oil and gas properties	-	(309,247)
Capital expenditures on oil and gas properties	(6,113,295)	(3,087,047)
Net cash from investing activities	(6,135,775)	(3,398,308)

Cash flows from financing activities
Debt issuance costs	(813,780)	(400,051)
Equity offering costs	(199,849)	(525,291)
Proceeds from issuance of common stock and warrants	4,224,000	1,340,155
Proceeds from exercise of warrants	-	45,289
Repayment of note payable	-	(642,753)
Proceeds from issuance of notes payable	5,179,500	3,400,000
Net cash from financing activities	8,389,871	3,217,349

Net change in cash and cash equivalents	2,637,179	296,307

Cash and cash equivalents
Beginning of period	453,243	156,936

End of period	$3,090,422	$453,243

The accompanying notes are an integral part of these consolidated financial statements.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION

Organization—Vanguard Energy Corporation (the "Company") was organized under the laws of the State of Colorado on June 21, 2010. The Company conducts business in Texas through VE Corporation, a Colorado corporation and wholly owned subsidiary. The Company commenced operations on July 19, 2010 and is engaged in the acquisition, development and operation of onshore oil and gas properties in Texas.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation— The consolidated financial statements include the accounts of Vanguard Energy Corporation and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
The Company's fiscal year-end is September 30. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission ("SEC"). A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.
Management Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates. Significant estimates made in preparing these financial statements include the fair value of acquired assets and liabilities (Note 3), asset retirement obligations (Note 4), participation, conversion feature and warrant liabilities (Note 5), income taxes (Note 6) and the estimate of proved oil and gas reserves and related present value estimates of future net cash flows therefrom (Note 12).

Reclassifications – Certain amounts previously presented for prior periods have been reclassified to conform to the current presentation. The reclassifications had no effect on net loss, working capital or equity previously reported.

Cash and Cash Equivalents—The Company considers all highly liquid instruments purchased with a maturity date of three months or less to be cash equivalents.
Oil and Gas Properties—The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on nonproducing leases, drilling, completing and equipping of oil and gas wells and administrative costs directly attributable to those activities and asset retirement costs. Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to operations.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The capitalized costs of oil and gas properties, excluding unevaluated and unproved properties, are amortized as depreciation, depletion and amortization expense using the units-of-production method based on estimated proved recoverable oil and gas reserves.

The costs associated with unevaluated and unproved properties, initially excluded from the amortization base, relate to unproved leasehold acreage, wells and production facilities in progress and wells pending determination of the existence of proved reserves, together with capitalized interest costs for these projects. Unproved leasehold costs are transferred to the amortization base with the costs of drilling the related well once a determination of the existence of proved reserves has been made or upon impairment of a lease. Costs associated with wells in progress and completed wells that have yet to be evaluated are transferred to the amortization base once a determination is made whether or not proved reserves can be assigned to the property. Costs of dry wells are transferred to the amortization base immediately upon determination that the well is unsuccessful.

All items classified as unproved property are assessed on a quarterly basis for possible impairment or reduction in value. Properties are assessed on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of various factors, including, but not limited to, the following: intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; assignment of proved reserves; and economic viability of development if proved reserves are assigned. During any period in which these factors indicate an impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and become subject to amortization.

Under full cost accounting rules for each cost center, capitalized costs of evaluated oil and gas properties, including asset retirement costs, less accumulated amortization and related deferred income taxes, may not exceed an amount (the "cost ceiling") equal to the sum of (a) the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current prices and operating conditions, discounted at ten percent (10%), plus (b) the cost of properties not being amortized, plus (c) the lower of cost or estimated fair value of any unproved properties included in the costs being amortized, less (d) any income tax effects related to differences between the book and tax basis of the properties involved. If capitalized costs exceed this limit, the excess is charged to operations. For purposes of the ceiling test calculation, current prices are defined as the unweighted arithmetic average of the first day of the month price for each month within the 12 month period prior to the end of the reporting period. Prices are adjusted for basis or location differentials. Unless sales contracts specify otherwise, prices are held constant for the productive life of each well. Similarly, current costs are assumed to remain constant over the entire calculation period.

Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the present value of future net cash flows from proved oil and gas reserves, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition—Oil and gas sales result from undivided interests held by the Company in oil and gas properties. Sales of oil and gas produced from oil and gas operations are recognized when the product is delivered to the purchaser and title transfers to the purchaser. The Company had no natural gas sales imbalance positions at September 30, 2012 or 2011. Charges for gathering and transportation are included in production expenses.

Asset Retirement Obligations—The Company records a liability for asset retirement obligations ("ARO") associated with its oil and gas wells when those assets are placed in service. The corresponding cost is capitalized as an asset and included in the carrying amount of oil and gas properties and is depleted over the useful life of the properties. Subsequently, the ARO liability is accreted to its then-present value.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Capitalized Interest—Interest is capitalized as part of the historical cost of developing and constructing assets for significant projects. Significant oil and gas investments in unproved properties, significant exploration and development projects for which depreciation, depletion and amortization expense is not currently recognized, and exploration or development activities that are in progress qualify for interest capitalization. Interest is capitalized until the asset is ready for service. Capitalized interest is determined by multiplying the Company's weighted-average borrowing cost on debt by the average amount of qualifying costs incurred. Once an asset subject to interest capitalization is completed and placed in service, the associated capitalized interest is expensed through depletion or impairment, along with other capitalized costs related to that asset.

Debt Issuance Costs—Costs incurred in connection with the issuance of long-term debt are capitalized and amortized over the term of the related debt.

Participation Liability—The participation liability associated with outstanding long-term debt is recorded at fair value as determined utilizing a present value factor of 10 applied to proved developed reserves. Payments made for the participation liability are reported as interest expense. Changes in the fair value of the participation liability are recorded as additions or deductions to the discount on the long-term debt to the extent this debt remains outstanding. Once the associated debt is repaid, changes in the participation liability are recorded to other expense in the statements of operations.

Conversion Feature Liability and Warrant Liabilities—The conversion feature liability and warrant liabilities are recorded at fair value based upon valuation models utilizing relevant factors such as expected life, estimated volatility, risk-free interest and expected dividend rate. Changes in the fair value of these liabilities are reported in the statements of operations.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation—The Company accounts for employee stock-based compensation using the fair value method. The fair value attributable to stock options is calculated based on the Black-Scholes option pricing model and is amortized to expense over the service period which is equivalent to the time required to vest the stock options.

Income Taxes—Income taxes are provided based on the liability method for financial reporting purposes. Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Uncertain tax positions are recognized in the financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

The Company is required to file federal income tax returns in the United States and in various state and local jurisdictions. The Company's tax returns filed since inception are subject to examination by taxing authorities in the jurisdictions in which it operates in accordance with the normal statutes of limitations in the applicable jurisdiction.

Earnings (Loss) Per Share—Basic earnings (loss) per share have been calculated based upon the weighted-average number of common shares outstanding. The weighted-average number of common shares outstanding used in the computations of earnings (loss) per share was 11,901,830 for 2012 and 7,170,906 for 2011. The calculation of diluted weighted-average shares outstanding for 2012 and 2011 excludes 19,751,560 shares and 8,110,000 shares, respectively, issuable pursuant to outstanding warrants, stock options and debt conversion features because their effect is anti-dilutive.

Concentration of Credit Risk—The Company is subject to credit risk resulting from the concentration of its oil and natural gas receivables with significant purchasers. One purchaser accounted for all of the Company's oil and gas sales revenues for 2012 and 2011. The Company does not require collateral. While the Company believes its recorded receivable will be collected, in the event of default the Company would follow normal collection procedures. The Company does not believe the loss of this purchaser would materially impact its operating results as oil and gas are fungible products with well-established markets and numerous purchasers.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At times, the Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management monitors the credit ratings and concentration of risk with these financial institutions on a continuing basis to safeguard cash deposits.

Fair Value Measurements—The carrying value of cash and cash equivalents, accounts receivable, and accounts payable, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. The estimated fair value of long-term debt was determined by discounting future cash flows using rates currently available to the Company for debt with similar terms and remaining maturities. The Company calculated that the estimated fair value of the long term debt is not significantly different than the carrying value of the debt. The participation liability associated with outstanding long-term debt was determined by utilizing a present value factor of 10 applied to proved developed reserves associated with the wells drilled with the proceeds of the notes.

Fair value is defined as the price that would be received to sell an asset or price paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used in determining fair value are classified for disclosure purposes according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair-value-measurement hierarchy are as follows:

●	Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

●
Level 2—Inputs that reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the asset or the liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●
Level 3—Unobservable inputs reflecting the Company's own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

In determining fair value, the Company utilizes observable market data when available, or models that incorporate observable market data. In addition to market information, the Company incorporates transaction-specific details that, in management's judgment, market participants would take into account in measuring fair value. The Company utilizes the most observable inputs available for the valuation technique employed. If a fair value measurement reflects inputs at multiple levels within the hierarchy, the fair-value measurement of both financial and nonfinancial assets and liabilities are characterized based upon the lowest level of input that is significant to the fair value measurement.

Recently Issued Accounting Pronouncements – In April 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-13. ASU 2010-13 provides amendments to Topic 718, Stock Compensation, to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in ASU No. 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company’s adoption of the new guidance did not have a material effect on the Company’s consolidated financial statements.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In December 2010, the FASB issued ASU 2010-29, which addresses diversity in practice concerning the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. This ASU specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. This ASU also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this guidance did not have a material impact on the Company's financial statements.

In May 2011, the FASB issued ASU 2011-04, which clarifies some existing fair value measurement concepts, eliminates wording differences between U.S. GAAP and International Financial Reporting Standards (“IFRS”), and in some limited cases, changes some fair value measurement principles to achieve convergence between U.S. GAAP and IFRS. ASU 2011-04 is effective for the Company beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the Company's financial statements.

Various other accounting standards updates were recently issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries, and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 3 –ACQUISITIONS

By agreement dated March 15, 2011, the Company entered into a farmout agreement with an unrelated third party pertaining to a 100-acre lease in the Batson Dome Field. As of September 30, 2012, the Company had drilled three wells on the lease. Pursuant to the farmout agreement the Company has the option of drilling additional wells on the lease; provided however, that if it does not drill at least six wells in any twelve month period the right to drill any additional wells on the lease will terminate. The estimated cost of drilling and completing any well on this lease is approximately $500,000.As of September 30, 2012, the Company had drilled three wells on this lease.

By agreement dated May 25, 2011, the Company entered into a farmout agreement with an unrelated third party pertaining to a 100-acre lease in the Batson Dome Field. Pursuant to the agreement, the Company had the obligation to commence drilling a well on the lease by June 14, 2012. In June 2012, the Company paid $10,000 to extend the agreement, whereby it now has an obligation to commence drilling by June 14, 2013. Subject to the commencement of drilling the first well by June 14, 2013, and completing the well if warranted, the Company has the option of drilling additional wells on the lease; provided however, that unless the Company commences drilling each well within 180 days of the date the latest well is completed or abandoned, the right to drill any additional wells on the lease will terminate. The estimated cost of drilling and completing any well on this lease is approximately $1,000,000. As of September 30, 2012, the Company had not commenced any drilling operations on the lease subject to the farmout agreement.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

By agreement dated January 6, 2012, the Company entered into a three-year farmout agreement with an unrelated third party pertaining to another 70-acre lease in the Batson Dome Field. The estimated cost of drilling and completing any well on this lease is approximately $1,000,000.

By agreement dated May 1, 2012, the Company entered into a farmout agreement with an unrelated third party pertaining to a 45-acre lease in the Hull-Daisetta Field. Pursuant to the agreement, the Company has the obligation to commence drilling a well on the lease by January 31, 2013. Subject to the commencement of drilling the first well by January 31, 2013, and completing the well if warranted, the Company has the option of drilling additional wells on the lease; provided however, that unless the Company commences drilling each well within 180 days of the date the latest well is completed or abandoned, the right to drill any additional wells on the lease will terminate. The estimated cost of drilling and completing any well on this lease is approximately $750,000. As of September 30, 2012, the Company had not drilled any wells on this lease.

On September 30, 2010, the Company acquired a forty percent (40%) working interest in mineral leases for 220 acres in Hardin County, Texas, within the area known as the Batson Dome Field, from C.F.O., Inc., a corporation controlled by Delton Drum, one of the Company’s officers, for the total consideration of $325,668, consisting of a cash payment of $40,000 and a secured 90-day promissory note for $285,668. On October 1, 2010, the Company acquired an additional fifty percent (50%) working interest in the Batson Dome Field for the total consideration of $407,085, consisting of a cash payment of $50,000 and a secured 90-day promissory note for $357,085. The 90-day promissory notes bore interest at eight percent (8%) per annum and were repaid in December 2010. Although the leases are in a previously developed oil and gas field, these purchases excluded any interest in existing well bores or surface equipment.

On December 16, 2010, and in payment of $259,247 in cash, the Company acquired a ninety percent (90%) working interest in 10 acres adjacent to its existing 220 acres under lease in the Batson Dome Field, as well as a ninety percent (90%) working interest in two producing oil wells and three shut in wells located on the 10 acre lease. The leases and wells were acquired from C.F.O., Inc. This purchase was accounted for under the acquisition method of accounting and, as such, the assets and liabilities of the acquired properties are recognized at their estimated fair values as of the date of the acquisition. The estimated fair value of these properties approximates the consideration paid, which the Company concluded approximates the fair value that would be paid by a typical market participant. Acquisition-related costs of approximately $15,000 were expensed. The purchase price for the acquisition was allocated as follows:

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Consideration paid -- cash	$259,247
Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved developed and undeveloped properties	274,463
Asset retirement obligations	(15,216)
Total identifiable net assets	$259,247

The unaudited financial information in the table below summarizes the combined results of the Company's operations and the properties acquired, on a pro forma basis, as though the purchase had taken place at the October 1, 2010. The pro forma information is based on the Company's results of operations for 2012 and 2011 on historical results of the properties acquired, and on estimates of the effect of the transactions to the combined results. Because the acquisitions occurred in prior periods, the 2012 pro forma amounts are the same as the actual amounts. The pro forma information is not necessarily indicative of results that actually would have occurred had the transaction been in effect for the periods indicated, or of results that may occur in the future.

	Fiscal Year		Fiscal Year
	Ended		Ended
	September 30, 2012		September 30, 2011
	Actual	Proforma	Actual	Proforma

Revenues	$3,369,407	$3,369,407	$1,899,584	$1,906,804
Net loss	(1,027,157)	(1,027,157)	(1,109,397)	(1,107,798)
Loss per share – Basic and diluted	(0.09)	(0.09)	(0.15)	(0.15)

Through these acquisitions, the Company owns a ninety percent (90%) working interest in mineral leases for 230 acres in the Batson Dome Field. C.F.O., Inc. is a related party and owns the remaining ten percent (10%) working interest and is the operator for the mineral leases pursuant to a joint operating agreement between the Company and C.F.O., Inc. The Company has recorded a receivable from C.F.O., Inc. for their 10% share of capital expenditures. At September 30, 2012, this amount totaled $238,940 and is expected to be repaid within the next twelve months from C.F.O., Inc.’s share of production or from other sources.

NOTE 4 – ASSET RETIREMENT OBLIGATIONS

During the fiscal years presented, the Company brought a number of oil and gas wells into productive status and will have asset retirement obligations once the wells are permanently removed from service. The primary obligations involve the removal and disposal of surface equipment, plugging and abandoning the wells, and site restoration. For the purpose of determining the fair value of ARO incurred during the fiscal years presented, the Company used the following assumptions:

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	September 30, 2012	September 30, 2011

Inflation rate	4%	4%
Estimated asset life	9.5 years	9.5 years
Credit adjusted risk free interest rate	18%	18%

The following table shows the change in the Company's ARO for 2011 and 2012:

Asset retirement obligations at October 1, 2010	$-

Obligations assumed in acquisition	15,216
Additional retirement obligations incurred	6,153
Changes in estimate	-
Accretion expense	3,260
Settlements	-

Asset retirement obligations at September 30, 2011	$24,629

Obligations assumed in acquisition	-
Additional retirement obligations incurred	36,959
Change in estimate	49,428
Accretion expense	8,922
Settlements	(23,528)

Asset retirement obligations at September 30, 2012	$96,410

NOTE 5 – LONG-TERM DEBT

2010 Convertible Promissory Notes – In December 2010, the Company completed the issuance of $3,400,000 in Convertible Promissory Notes, due and payable on October 31, 2012 and convertible, at the holder’s option, into common stock of the Company at $1.00 per share at any time after April 30, 2011. The 2010 Convertible Promissory Notes bear interest at 8% per year, payable quarterly. In addition, the note holders were issued 1,700,000 Series A warrants to purchase the Company’s common stock at $4.00 per share any time on or before October 31, 2014 and were additionally granted a twenty percent (20%) net profits interest payable quarterly from any net profits generated from wells drilled and completed with the proceeds of the notes. The notes are secured by the oil and gas leases acquired, and any oil or gas wells drilled on the leases, with the proceeds from the sale of the notes.

Direct costs of $400,051 were incurred in connection with the issuance of the 2010 Convertible Promissory Notes. The Company also issued the placement agent Series B warrants for the purchase of up to 340,000 shares of common stock at a price of $1.20 per share at any time prior to October 31, 2014, 170,000 shares of common stock at a price of $4.00 per share at any time prior to October 31, 2014, and 453,322 shares of common stock at a price of $0.10 per share at any time prior to March 31, 2011. As of September 30, 2012, 453,322 warrants have been exercised. The warrants also provide for adjustment to their exercise prices under certain circumstances.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

During 2012, $3,075,000 of the 2010 Convertible Promissory Notes outstanding were surrendered in exchange for new 2012 Convertible Promissory Notes as discussed below. The remaining notes, which had an outstanding principal balance of $325,000, were repaid in October 2012.

2012 Convertible Promissory Notes – During 2012, the Company issued $8,254,500 of Convertible Promissory Notes, due and payable on June 30, 2015 and convertible at the holder’s option, into common stock of the Company at $1.25 per share. The Convertible Promissory Notes bear interest at 15% per year, payable quarterly. Of the total amount raised, $5,179,500 represented new cash investors and $3,075,000 represented investors from the 2010 convertible note offering who chose to roll their investment in that earlier offering into the Company's new offering. Net proceeds from this financing are being used to fund an accelerated developmental drilling program in the Company's oil fields located in Southeast Texas and to pay any of the 2010 Convertible Promissory Notes that remain outstanding on October 31, 2012, the maturity date of those notes.

Except in certain circumstances, the conversion price of the 2012 Convertible Promissory Notes will be lowered if the Company sells any additional shares of common stock or any securities convertible into common stock, at a price below the then applicable conversion price. The conversion price will also be proportionately adjusted in the event of any stock split, or capital reorganization. On or prior to December 31, 2013, the Company may repay the Notes, without penalty, upon twenty days written notice to the Note holders if, during any twenty trading days within a period of thirty consecutive trading days, the closing price of the Company’s common stock is $2.25 or greater and the Company’s common stock has an average daily trading volume of 100,000 shares or more during the twenty trading days. After December 31, 2013 the Company may prepay the Notes upon twenty days written notice to the Note holders.

Direct costs of $813,780 were incurred in connection with the issuance of the 2012 Convertible Promissory Notes. The Company recognized a loss on debt extinguishment of $410,639 related to the investors who chose to roll their investment in the 2010 Convertible Promissory Notes into the new offering. The placement agents for this offering received a cash commission of $619,905 as well as 537,360 Series E warrants. Each Series E warrant entitles the holder to purchase one share of the Company’s common stock. The Series E warrants may be exercised at any time on or before June 30, 2017 at a price of $1.55 per share.

Total Indebtedness under Convertible Promissory Notes – The Company’s combined gross outstanding balance of the 2010 and 2012 Convertible Promissory Notes was $8,579,500 as of September 30, 2012. As of September 30, 2012, the combined unamortized discount on the 2010 and 2012 Convertible Promissory Notes totaled $713,332. Interest expense for the amortization of debt issuance costs and discount on the notes was $965,748 and $485,910 for the years ended September 30, 2012 and 2011, respectively. The combined effective interest rate of the 2010 and 2012 Convertible Promissory Notes (net of the participation liability discussed below) was 26.5% as of September 30, 2012.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Net Profits Interest Participation Liability – The note holder’s twenty percent (20%) net profits interest granted with the issuance of the 2010 Convertible Promissory Notes is owned by Vanguard Net Profits, LLC, a Texas limited liability company (the “Fund”). The Company has a 1% interest in the Fund and is the Fund’s manager. Persons that purchased the Company’s 2010 Convertible Promissory Notes own the remaining interest in the Fund.

The Company has recognized a participation liability related to the net profits interest granted. This participation liability is reflected in the liability section of the balance sheets at its estimated fair value of $1,573,605 as of September 30, 2012 and $1,172,315 as of September 30, 2011. At any time, the Company may purchase the net profits interests held by the Fund for $3,400,000.

The Company estimated the fair value of the participation liability utilizing a present value factor of 10 applied to proved developed reserves associated with the wells drilled and completed with the proceeds of the notes. Changes in the fair value of the participation liability are recorded as additions or deductions to the discount on the long-term debt to the extent 2010 Convertible Promissory Notes remain outstanding. Otherwise, changes in the participation liability are recorded to other expense in the statements of operations.

The Company incurred expense associated with this net profits interest during the years ended September 30, 2012 and 2011 of $97,535 and $108,503, respectively. This amount is reported as interest expense in the statement of operations. The Company also made payments under this arrangement of $375,470 and $329,006 during the years ended September 30, 2012 and 2011, respectively.

NOTE 6 – INCOME TAXES

The provision for income taxes consists of the following:

	Fiscal Year Ended	Fiscal Year Ended
	September 30, 2012	September 30, 2011

Current	$-	$-
Deferred	-	-
Total	$-	$-

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate (34%) on operations as follows:

	Fiscal Year Ended	Fiscal Year Ended
	September 30, 2012	September 30, 2011

Income tax expense computed at statutory rates	$(349,233)	$(377,195)
Non-deductible items	(366,608)	259,666
Change in valuation allowance	715,841	117,529
Total	$-	$-

The components of the net deferred tax asset were as follows:

	September 30,	September 30,
	2012	2011
Deferred tax assets
Net operating loss carryforwards	$2,987,160	$824,260
Stock-based compensation	103,367	82,869
Other	-	-

Deferred tax liability - oil & gas properties	(2,319,346)	(749,431)
Participation liability	102,739	-

Net deferred tax assets before valuation allowance	873,920	157,698
Valuation allowance	(873,920)	(157,698)

Net deferred tax asset	$-	$-

A valuation allowance has been established to offset reported deferred tax assets. The Company's accumulated net operating losses were approximately $8.8 million at September 30, 2012 and begin to expire if not utilized in the year 2030.

NOTE 7 – STOCKHOLDERS' EQUITY

Preferred Stock—5,000,000 shares authorized, none issued or outstanding.

Common Stock—The Company is authorized to issue an aggregate of 50,000,000 shares of common stock with $0.00001 par value. In July 2010, the Company sold 4,900,000 shares of common stock at $0.001 per share in a private placement. In September 2010, the Company completed a second private placement of 1,012,500 shares of common stock at $0.40 per share.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Net proceeds from the private placements were used for general corporate purposes, including capital expenditures.

In February and March 2011, the Company sold 1,500,000 units at a price of $1.00 per unit to private investors. Each unit consisted of one share of common stock and one Series C warrant. Each Series C warrant allows the holder to purchase one share of Company common stock at a price of $2.00 per share at any time prior to February 28, 2016. The Company also issued the placement agent Series D warrants for the purchase of up to 150,000 shares of common stock at a price of $1.20 per share at any time prior to February 28, 2016.

On December 2, 2011 the Company sold 4,800,000 units in an initial public offering at a price of $1.00 per unit. Each unit consisted of one share of the Company's common stock and one Class A warrant. Each Class A warrant entitles its holder to purchase one share of the Company's common stock at an exercise price of $1.50. The Class A warrants are exercisable at any time on or before November 29, 2016. The underwriters for the offering were paid a commission of $432,000 (9% of the gross offering proceeds) and a non-accountable expense allowance of $144,000 (3% of the gross offering proceeds). The underwriters also received warrants to purchase up to 480,000 units. Proceeds from the IPO were approximately $3,498,900 net of the underwriters’ discount and offering expenses.

During the years ended September 30, 2012 and 2011, the Company issued 60,690 and 15,000 shares, respectively, of restricted stock for investor relations consulting services. The Company recognized expense of $59,700 during 2012 and $15,000 during 2011 related to the issuance of these shares.

Following the above issuances of common stock, the Company has 12,741,512 shares issued and outstanding as of September 30, 2012.

Warrants—The following table summarizes certain information regarding outstanding warrants as of September 30, 2012 and 2011:

				Exercise	Warrants Outstanding
Type	Issuance Date	Expiration Date		Price	2012	2011
Series A	December 1, 2010	October 31, 2014		$4.00	1,700,000	1,700,000
Series B	December 1, 2010	October 31, 2014		$1.20	340,000	340,000
Series B	December 1, 2010	October 31, 2014		$4.00	170,000	170,000
Series B	December 1, 2010	March 31, 2011	(1)	$0.10	-	-
Series C	February 28, 2011	February 28, 2016		$2.00	1,500,000	1,500,000
Series D	February 28, 2011	February 28, 2016		$1.20	150,000	150,000
Class A	December 2, 2011	November 29, 2016		$1.50	4,800,000	-
Series E	June 29, 2012	June 15, 2017		$1.55	296,300	-
Series E	July 6, 2012	June 15, 2017		$1.55	72,500	-
Series E	July 31, 2012	June 15, 2017		$1.55	57,160	-
Series E	September 5, 2012	June 15, 2017		$1.55	111,400	-
(1) Exercised in March 2011.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – STOCK-BASED COMPENSATION

On January 10, 2011, the Board of Directors approved a Non-Qualified Stock Option Plan (the "Plan") which authorizes the issuance of up to 1,500,000 shares of Company common stock to persons that exercise options granted pursuant to the Plan. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors, and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Options for the purchase of 850,000 shares of the Company's common stock were issued to members of executive management and the Board of Directors on January 10, 2011. The stock options have an exercise price of $1.00 per share and were fully vested on the date of grant. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model and the following assumptions:

Risk-free interest rate	0.99%
Expected dividend rate	0.00%
Expected volatility	40.80%
Expected life (years)	3
Calculated value of options granted	$0.29

No stock options have been exercised to date. The Company recognized stock-based compensation expense of $243,731 during 2011 related to the issuance of these options.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Environmental Matters – The Company, as an owner or lessee and operator of oil and gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject to the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. The Company maintains insurance coverage, which is believed customary in the industry, although the Company is not fully insured against all environmental risks.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company manages its exposure to environmental liabilities on properties to be acquired by identifying existing problems and assessing the potential liability. The Company also conducts periodic reviews, on a Company-wide basis, to identify changes in its environmental risk profile.

Management Agreements – In June 2010, the Company entered into an agreement with an entity controlled by its Chief Executive Officer ("CEO") to provide for his personal part-time management consulting services for $7,500 per month, on a month-to-month basis. Also in June 2010, the Company entered into a consulting services agreement with its Chairman of the Board to provide for his personal part-time management consulting services for $3,000 per month, on a month-to-month basis. Beginning in January 2011, the monthly payments were increased to $12,500 for the CEO and $10,000 for the Chairman. In May 2011, these consulting arrangements were replaced with employment agreements for each executive.

Office Lease – The Company leases office space under an operating lease. Rent expense for 2012 and 2011 totaled $81,641 and $47,076, respectively. Future minimum payments on office leases are shown below.

Contractual Obligations – The Company’s material future contractual obligations by fiscal year as of September 30, 2012 were as follows:

	Total	2013	2014	2015	Thereafter

Convertible notes	$8,579,500	$325,000	-	$8,254,500	-
Office leases	$65,800	$65,800	-	-	-

The Company has no contractual capital commitments outstanding at September 30, 2012. Management estimates the Company will spend approximately $7,000,000 during fiscal year 2013 for drilling and completing wells in the Batson Dome Field and various other projects.

NOTE 10 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table summarizes the financial liabilities measured at fair value on a recurring basis as of September 30, 2012 and 2011:
	Level	September 30, 2012	September 30, 2011

Participation liability	3	$1,573,605	$1,172,315
Conversion feature liability	3	584,018	720,593
Warrant liabilities	3	68,746	400,319

Total liabilities		$2,226,369	$2,293,227

Assets and liabilities that are not recognized or disclosed on a recurring basis include those measured at fair value in a business combination and the initial recognition of asset retirement obligations.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following tables present a reconciliation of those liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Participation Liability	Conversion Feature Liability	Warrant Liabilities	Total

Balance at September 30, 2011	$1,172,315	$720,593	$400,319	$2,293,227
Purchases, issuances and settlements	(349,302)	613,223	-	263,921
(Gains) losses included in earnings	750,592	(749,798)	(331,573)	(330,779)

Balance at September 30, 2012	$1,573,605	$584,018	$68,746	$2,226,369

NOTE 11 – SUPPLEMENTAL CASH FLOW INFORMATION

	Fiscal Year Ended	Fiscal Year Ended
	September 30, 2012	September 30, 2011

Interest paid	$250,734	$242,702
Interest capitalized (non-cash)	350,142	225,529
Exchange of 2010 Notes for 2012 Notes	3,075,000	-
Noncash investing and financing activities:
Capital expenditures included in accounts payable	289,133	84,365
Issuance of notes payable for oil and gas properties	-	357,085
Warrant liability settled on exercise	-	136,015
Recognition of liabilities for issuance of:
Series A warrants	-	1,188
Series B warrants	-	143,948
Series C warrants	-	274,516
Series D warrants	-	49,385
Issuance of Series E Warrants to placement agent	97,583	-
Recognition of conversion feature liability	670,893	26,771
Recognition of participation liability	-	737,886
Asset retirement obligations incurred	86,386	4,588

NOTE 12 – SUPPLEMENTAL INFORMATION RELATING TO OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

Results of operations. Results of operations for producing activities consist of all activities for the exploration, production and sale of oil and gas. Net revenues from production include only the revenues from the production and sale of oil and natural gas. Production costs are those incurred to operate and maintain wells and related equipment and facilities used in oil and gas operations. Income tax expense is calculated by applying the current statutory tax rates to the revenues after deducting costs, which include depreciation, depletion and amortization allowances, after giving effect to permanent differences. The results of operations exclude general office overhead and interest expense attributable to oil and gas activities.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Fiscal Year Ended September 30, 2012	Fiscal Year Ended September 30, 2011
Net revenues from production
Third-party sales	$3,369,407	$1,899,584

Production costs
Lease operating expense	672,233	200,742
Production taxes	155,616	87,217
Asset retirement obligation accretion	8,922	3,260
	836,771	291,219
Depreciation, depletion and amortization	842,571	264,489
	1,690,065	1,343,876
Income tax expense	573,270	455,843
Results of operations from producing activities	$1,116,795	$888,033

Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development. Amounts reported as costs incurred include both capitalized costs and costs charged to expense during the year for oil and gas property acquisition, exploration and development activities. Costs incurred also include new asset retirement obligations established in the current year, as well as increases or decreases to the asset retirement obligations resulting from changes to cost estimates during the year. Exploration costs presented below include the costs of drilling and equipping successful exploration wells, as well as dry hole costs, leasehold impairments, geological and geophysical expenses, and the costs of retaining undeveloped leaseholds. Development costs include the costs of drilling and equipping development wells, and construction of related production facilities.

	Fiscal Year Ended September 30, 2012	Fiscal Year Ended September 30, 2011
Property acquisitions
Unproved	$59,784	$407,085
Proved	-	259,247
Exploration	170,857	108,587
Development	6,258,174	3,084,194
Total Costs Incurred	$6,488,815	$3,859,113

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Capitalized costs. Capitalized costs include the cost of properties, equipment and facilities for oil and natural-gas producing activities. Capitalized costs for proved properties include costs for oil and natural-gas leaseholds where proved reserves have been identified, development wells, and related equipment and facilities, including development wells in progress. Capitalized costs for unproved properties include costs for acquiring oil and gas leaseholds where no proved reserves have been identified.

	September 30, 2012	September 30, 2011
Capitalized costs
Unproved properties	$1,427,294	$619,679
Proved properties	9,288,166	3,606,967
	10,715,460	4,226,646
Less: Accumulated DD&A	1,107,060	264,657
Net capitalized costs	$9,608,400	$3,961,989

Costs Not Being Amortized. The following table sets forth a summary of oil and gas property costs not being amortized at September 30, 2012, by the period in which such costs were incurred. There are no individually significant properties or significant development projects included in costs not being amortized. The majority of the evaluation activities are expected to be completed within five years.

		Fiscal Year Ended	Fiscal Year Ended	Inception to
	Total	September 30, 2012	September 30, 2011	September 30, 2010

Property acquisition costs	$327,962	$-	$151,417	$176,545
Exploration and development	1,055,713	950,334	76,433	28,946
Capitalized interest	43,619	21,872	10,886	10,861
Total	$1,427,294	$972,206	$238,736	$216,352

Oil and Gas Reserve Information. Nova Resources, Inc., an independent engineering firm, prepared the estimates of the proved reserves, future production, and income attributable to the leasehold interests as of September 30, 2012 and 2011. The estimated proved net recoverable reserves presented below include only those quantities that were expected to be commercially recoverable at prices and costs in effect at the balance sheet dates under the then existing regulatory practices and with conventional equipment and operating methods. Proved Developed Reserves represent only those reserves estimated to be recovered through existing wells. Proved Undeveloped Reserves include those reserves that may be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure for recompletion or secondary recovery operations is required. All of the Company's Proved Reserves are located onshore in the continental United States of America.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider unproved reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is subjective and imprecise.

The following table sets forth estimates of the proved oil and gas reserves (net of royalty interests) for the Company and changes therein, for the periods indicated.

Estimated Quantities of Proved Reserves

Oil
(Bbls)

September 30, 2010	164,950
Revisions of prior estimates	34,803
Purchases of reserves in place	362,790
Production	(26,733)
September 30, 2011	535,810
Revisions of prior estimates	192,386
Purchases of reserves in place	46,557
Production	(48,889)
September 30, 2012	725,864

	September 30, 2012	September 30, 2011

Estimated Quantities of Proved Developed Reserves	313,617	163,963
Estimated Quantities of Proved Undeveloped Reserves	412,247	371,847

Standardized Measure of Discounted Future Net Cash Flows. The Standardized Measure related to proved oil and gas reserves is summarized below. Future cash inflows were computed by applying a twelve month average of the first day of the month prices to estimated future production, less estimated future expenditures (based on year end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expense. Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows, less the tax basis of properties involved. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value or the present value of the Company.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Standardized Measure of Oil and Gas

	September 30, 2012	September 30, 2011	September 30, 2010

Future cash inflows	$74,669,619	$50,622,329	$13,672,292
Future production costs	(9,364,444)	(6,273,765)	(1,611,534)
Future development costs	(6,175,000)	(5,557,500)	(2,750,000)
Future income taxes	(13,639,715)	(10,992,652)	(2,381,361)

Future net cash flows	45,490,460	27,798,412	6,929,397
Discount of future net cash flows at 10% per annum	(8,509,198)	(5,107,917)	(2,381,915)

Standardized measure of discounted future net cash flows	$36,981,262	$22,690,495	$4,547,482

The following table sets forth the changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the periods indicated.

Changes in Standardized Measure
	Fiscal Year Ended September 30, 2012	Fiscal Year Ended September 30, 2011

Sales of oil and gas produced, net of production costs	$(2,532,636)	$(1,608,365)
Purchases of minerals in place	-	11,457,772
Net change due to revisions in quantity estimates	17,466,030	-
Net changes in prices and production costs	3,134,171	4,459,237
Accretion of discount before income taxes	2,269,050	454,748
Changes in timing and other	(6,045,848)	3,379,621

Net change	$14,290,767	$18,143,013

NOTE 13 – QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year Ended September 30, 2012
Revenues	$745,171	$862,505	$851,899	$909,832
Income (loss) from operations	187,773	91,222	(149,878)	(5,255)
Net income (loss)	17,380	254,367	(328,199)	(970,705)
Income (loss) per share – Basic and diluted (1)	$0.00	$0.02	$(0.03)	$(0.09)

Fiscal Year Ended September 30, 2011
Revenues	$-	$397,915	$917,067	$584,602
Income (loss) from operations	(144,183)	(227,246)	516,532	185,301
Net income (loss)	(172,399)	(1,241,088)	270,552	33,538
Income (loss) per share – Basic and diluted (1)	$(0.03)	$(0.18)	$0.03	$0.00

(1)

The sum of the individual quarterly income (loss) per share amounts may not agree with year-to-date net income per common share as each quarterly computation is based on the weighted-average number of common shares outstanding during that period. Securities deemed anti-dilutive were excluded from each quarter in which the Company reported a net loss.

VANGUARD ENERGY CORPORATION
December 31, 2012
Interim Financial Statements
(Unaudited)

VANGUARD ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
ASSETS	2012	2012
	(Unaudited)
Current assets
Cash and cash equivalents	$1,285,858	$3,090,422
Accounts receivable	1,017,747	615,631
Other assets	7,774	6,132
Total current assets	2,311,379	3,712,185

Property and equipment
Oil and gas, on the basis of full cost accounting
Proved properties	11,067,982	9,288,166
Unproved properties and properties under
development, not being amortized	658,656	1,427,294
Furniture and equipment	24,872	24,494
Less: accumulated depreciation, depletion and amortization	(1,478,292)	(1,108,956)
Total property and equipment	10,273,218	9,630,998

Debt issuance costs	769,571	857,412
Other assets	15,125	15,570

Total assets	$13,369,293	$14,216,165

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$17,774	$414,873
Other liabilities	372,170	344,712
Current portion of notes payable, net of discount of $0 and $77,584	-	247,416
Current portion of conversion feature liabilities	-	564
Total current liabilities	389,944	1,007,565

Notes payable, net of discount of $590,433 and $635,748	7,664,067	7,618,752
Participation liability	1,521,274	1,573,605
Conversion feature liabilities	189,979	583,454
Warrant liabilities	19,848	68,746
Asset retirement obligations	105,780	96,410

Total liabilities	9,890,892	10,948,532

Commitments and contingencies	-	-

Stockholders' equity
Preferred stock, $0.00001 par value; 5,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, $0.00001 par value; 50,000,000 shares authorized,
12,741,512 shares issued and outstanding	127	127
Additional paid-in capital	5,522,204	5,522,204
Accumulated deficit	(2,043,930)	(2,254,698)

Total stockholders' equity	3,478,401	3,267,633

Total liabilities and stockholders' equity	$13,369,293	$14,216,165

The accompanying notes are an integral part of these consolidated financial statements.

VANGUARD ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	December 31,
	2012	2011
	(Unaudited)	(Unaudited)
Revenues
Oil and gas sales	$1,315,661	$745,171

Costs and expenses
Lease operating expense	177,443	99,096
Production taxes	60,659	34,343
Depreciation, depletion and amortization	369,336	121,945
Asset retirement obligation accretion	4,474	1,143
General and administrative	407,650	300,871
Total costs and expenses	1,019,562	557,398

Income from operations	296,099	187,773

Other income (expense)
Interest income	526	532
Interest expense	(528,794)	(245,544)
Change in fair value of warrant and
conversion feature liabilities	442,937	74,619
Total other income (expense)	(85,331)	(170,393)

Income before income taxes	210,768	17,380

Provision for income taxes	-	-

Net income	$210,768	$17,380

Earnings per share
Basic	$0.02	$0.00
Diluted	$0.02	$0.00

Weighted average shares outstanding
Basic	12,741,512	9,410,502
Diluted	12,741,512	9,410,502

The accompanying notes are an integral part of these consolidated financial statements.

VANGUARD ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	December 31,
	2012	2011
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$210,768	$17,380
Adjustments to reconcile net income
to net cash from operating activities:
Depreciation, depletion and amortization	369,336	121,945
Amortization of debt issuance costs	87,841	52,816
Asset retirement obligation accretion	4,474	1,143
Amortization of debt discount	122,899	202,781
Accretion of participation liability	38,212	27,377
Stock-based compensation expense	-	15,000
Change in fair value of warrant and conversion
feature liabilities	(442,937)	(74,619)
Change in operating assets and liabilities:
Accounts receivable	(402,116)	(102,789)
Other assets	(1,197)	(26,951)
Accounts payable	(397,099)	47,548
Other liabilities	(63,085)	(73,213)
Net cash from operating activities	(472,904)	208,418

Cash flows from investing activities
Purchase of furniture and equipment	(378)	-
Capital expenditures on oil and gas properties	(1,006,282)	(824,964)
Net cash from investing activities	(1,006,660)	(824,964)

Cash flows from financing activities
Equity offering costs	-	(199,849)
Proceeds from issuance of common stock and warrants	-	4,224,000
Repayment of note payable	(325,000)	-
Net cash from financing activities	(325,000)	4,024,151

Net change in cash and cash equivalents	(1,804,564)	3,407,605

Cash and cash equivalents
Beginning of period	3,090,422	453,243

End of period	$1,285,858	$3,860,848
12,741,512	9,410,502

The accompanying notes are an integral part of these consolidated financial statements.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION

These consolidated financial statements of Vanguard Energy Corporation (Vanguard or the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In the opinion of management, these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. Certain information, accounting policies and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to Securities and Exchange Commission (SEC) rules and regulations. These financial statements should be read along with Vanguard’s audited financial statements as of September 30, 2012.

Certain reclassifications have been made to the prior period financial statement and footnote amounts in order to conform to the current period presentation.

On December 2, 2011, the Company sold 4,800,000 units in an initial public offering at a price of $1.00 per unit. Each unit consisted of one share of the Company's common stock and one Class A warrant. Each Class A warrant entitles its holder to purchase one share of the Company's common stock at an exercise price of $1.50. The Class A warrants are exercisable at any time on or before November 29, 2016. The underwriters for the offering were paid a commission of $432,000 (9% of the gross offering proceeds) and a non-accountable expense allowance of $144,000 (3% of the gross offering proceeds). The underwriters also received warrants to purchase up to 480,000 units. Proceeds from the offering were approximately $3,498,859 million net of the underwriters’ discount and offering expenses. As of December 31, 2012, the Company has 12,741,512 shares issued and outstanding.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

As of December 31, 2012, Vanguard’s significant accounting policies are consistent with those discussed in the audited financial statements as of September 30, 2012.

Earnings Per Share – Basic earnings per share have been calculated based upon the weighted-average number of common shares outstanding. The weighted-average number of common shares outstanding used in the computations of earnings per share was 12,741,512 for the three-month period ended December 31, 2012 and 9,410,502 for the three-month period ended December 31, 2011. The calculation of diluted weighted-average shares outstanding for the three-month periods ended December 31, 2012 and 2011 excludes 17,610,860 shares and 13,870,000 shares, respectively, issuable pursuant to outstanding warrants, stock options and debt conversion features because their effect is anti-dilutive.

Recently Issued Accounting Pronouncements – Various accounting standards updates have been recently issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries. No new accounting pronouncements have been issued that are likely to have a material impact to the Company's consolidated financial statements.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3 – OIL AND GAS ACQUISITIONS

By agreement dated March 15, 2011, the Company entered into a farmout agreement with an unrelated third party pertaining to a 100-acre lease in the Batson Dome Field. As of December 31, 2012, the Company had drilled four wells on the lease. Pursuant to the farmout agreement, as amended in January 2013, the Company has the option of drilling additional wells on the lease; provided however, that if it does not drill at least three wells in any twelve month period the right to drill any additional wells on the lease will terminate. The estimated cost of drilling and completing any well on this lease is approximately $600,000.

By agreement dated May 25, 2011, the Company entered into a farmout agreement with an unrelated third party pertaining to a 100-acre lease in the Batson Dome Field. Pursuant to the agreement, the Company had the obligation to commence drilling a well on the lease by June 14, 2012. In June 2012, the Company paid $10,000 to extend the agreement, whereby it now has an obligation to commence drilling by June 14, 2013. Subject to the commencement of drilling the first well by June 14, 2013, and completing the well if warranted, the Company has the option of drilling additional wells on the lease; provided however, that unless the Company commences drilling each well within 180 days of the date the latest well is completed or abandoned, the right to drill any additional wells on the lease will terminate. The estimated cost of drilling and completing any well on this lease is approximately $1,000,000.

By agreement dated January 6, 2012, the Company entered into a three-year farmout agreement with an unrelated third party pertaining to another 70-acre lease in the Batson Dome Field. The estimated cost of drilling and completing any well on this lease is approximately $1,000,000.

By agreement dated May 1, 2012, the Company entered into a farmout agreement with an unrelated third party pertaining to another 45-acre lease in the Hull-Daisetta Field. Pursuant to the agreement, the Company had the obligation to commence drilling a well on the lease by January 31, 2013. In January 2013, the agreement was amended, whereby the Company now has an obligation to commence drilling by January 31, 2014. Subject to the commencement of drilling the first well by January 31, 2014, and completing the well if warranted, the Company has the option of drilling additional wells on the lease; provided however, that unless the Company commences drilling each well within 180 days of the date the latest well is completed or abandoned, the right to drill any additional wells on the lease will terminate. The estimated cost of drilling and completing any well on this lease is approximately $750,000.

Through certain acquisitions in 2010, the Company owns a ninety percent (90%) working interest in mineral leases for 230 acres in the Batson Dome Field. C.F.O., Inc. owns the remaining ten percent (10%) working interest and is the operator for the mineral leases pursuant to a joint operating agreement between the Company and C.F.O., Inc. The Company has recorded a receivable from CFO, Inc. for its 10% share of capital expenditures. At December 31, 2012, this amount totaled $188,319.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 4 – LONG-TERM DEBT

2010 Convertible Promissory Notes – In December 2010, the Company completed the issuance of $3,400,000 in Convertible Promissory Notes, due and payable on October 31, 2012 and convertible, at the holder’s option, into common stock of the Company at $1.00 per share at any time after April 30, 2011. The 2010 Convertible Promissory Notes bore interest at 8% per year, payable quarterly. In addition, the note holders were issued 1,700,000 Series A warrants to purchase the Company’s common stock at $4.00 per share any time on or before October 31, 2014 and were additionally granted a twenty percent (20%) net profits interest payable quarterly from any net profits generated from wells drilled and completed with the proceeds of the notes.

Direct costs of $400,051 were incurred in connection with the issuance of the 2010 Convertible Promissory Notes. The Company also issued the placement agent Series B warrants for the purchase of up to 340,000 shares of common stock at a price of $1.20 per share at any time prior to October 31, 2014, 170,000 shares of common stock at a price of $4.00 per share at any time prior to October 31, 2014, and 453,322 shares of common stock at a price of $0.10 per share at any time prior to March 31, 2011. As of December 31, 2012, 453,322 warrants have been exercised. The warrants also provide for adjustment to their exercise prices under certain circumstances.

During 2012, $3,075,000 of the 2010 Convertible Promissory Notes outstanding were surrendered in exchange for new 2012 Convertible Promissory Notes as discussed below. The remaining notes, which had an outstanding principal balance of $325,000, were repaid in October 2012.

2012 Convertible Promissory Notes – During 2012, the Company issued $8,254,500 of Convertible Promissory Notes, due and payable on June 30, 2015 and convertible at the holder’s option, into common stock of the Company at $1.25 per share. The Convertible Promissory Notes bear interest at 15% per year, payable quarterly. Of the total amount raised, $5,179,500 represented new cash investors and $3,075,000 represented investors from the 2010 convertible note offering who chose to roll their investment in that earlier offering into the Company's new offering. Net proceeds from this financing are being used to fund an accelerated developmental drilling program in the Company's oil fields located in Southeast Texas and to pay the 2010 Convertible Promissory Notes remaining outstanding on October 31, 2012.

Except in certain circumstances, the conversion price of the 2012 Convertible Promissory Notes will be lowered if the Company sells any additional shares of common stock or any securities convertible into common stock, at a price below the then applicable conversion price. The conversion price will also be proportionately adjusted in the event of any stock split, or capital reorganization. On or prior to December 31, 2013, the Company may repay the Notes, without penalty, upon twenty days written notice to the Note holders if, during any twenty trading days within a period of thirty consecutive trading days, the closing price of the Company’s common stock is $2.25 or greater and the Company’s common stock has an average daily trading volume of 100,000 shares or more during the twenty trading days. After December 31, 2013, the Company may prepay the Notes upon twenty days written notice to the Note holders.

Direct costs of $813,780 were incurred in connection with the issuance of the 2012 Convertible Promissory Notes. The Company recognized a loss on debt extinguishment of $410,639 related to the investors who chose to roll their investment in the 2010 Convertible Promissory Notes into the new offering. The placement agents for this offering received a cash commission of $619,905 as well as 537,360 Series E warrants. Each Series E warrant entitles the holder to purchase one share of the Company’s common stock. The Series E warrants may be exercised at any time on or before June 30, 2017 at a price of $1.55 per share.

Total Indebtedness under Convertible Promissory Notes – The Company’s gross outstanding balance of the Convertible Promissory Notes was $8,254,000 as of December 31, 2012. As of December 31, 2012, the unamortized discount on the Convertible Promissory Notes totaled $590,433. Interest expense for the amortization of debt issuance cost and discount on the notes was $210,740 for the three-month period ended December 31, 2012. The effective interest rate of the Convertible Promissory Notes (net of the participation liability discussed below) was 29.1% as of December 31, 2012. Accrued interest included in Other Liabilities at December 31, 2012 and September 30, 2012 was $309,544 and $267,374, respectively.

Net Profits Interest Participation Liability – The note holder’s twenty percent (20%) net profits interest granted with the issuance of the Convertible Promissory Notes is owned by Vanguard Net Profits, LLC, a Texas limited liability company (the “Fund”). The Company has a 1% interest in the Fund and is the Fund’s manager on behalf of the notes holders who own the remaining interest.

The Company has recognized a participation liability related to the net profits interest granted. This participation liability is reflected in the liability section of the balance sheet at its estimated fair value of $1,521,274 as of December 31, 2012. The Company estimated the fair value of the participation liability utilizing a present value factor of 10 applied to proved developed reserves associated with the wells drilled and completed with the proceeds of the notes. At any time, the Company may purchase the net profits interests held by the Fund for $3,400,000.

The Company incurred expense associated with the net profits interest granted during the three months ended December 31, 2012 of $38,212. This amount is reported as interest expense in the statement of operations. The Company made payments of $90,543 under this arrangement during the three-month period ended December 31, 2012.

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 – INCOME TAXES

The Company estimates its annual effective income tax rate in recording its quarterly provision for income taxes in the various jurisdictions in which the Company operates. Statutory tax rate changes and other significant or unusual items are recognized as discrete items in the quarter in which they occur. The Company recorded no income tax expense for the three-month period ended December 31, 2012 because the Company estimates it will record no income tax expense for the year ended September 30, 2013. The Company recorded no income tax expense for the three-month period ended December 31, 2011. The Company has a valuation allowance that fully offsets net deferred tax assets.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company’s material future contractual obligations as of December 31, 2012 were as follows:

	Total	2013	2014	2015	Thereafter

Convertible notes	$8,254,500	--	--	$8,254,500	--
Office leases	$35,600	$35,600	--	--	--

The Company has no contractual capital commitments outstanding at December 31, 2012. Capital expenditures during the first three months of fiscal year 2013 totaled $1.0 million. Management estimates the Company will spend approximately $6.0 million during the remainder of fiscal year 2013 for drilling and completing wells in the Batson Dome Field and for various other projects. Meeting this estimate for drilling and completing wells will require additional financing beyond the Company’s available cash on hand.

NOTE 7 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table summarizes the financial liabilities measured at fair value on a recurring basis as of December 31, 2012 and September 30, 2012:

	Level	December 31, 2012	September 30, 2012

Participation liability	3	$1,521,274	$1,573,605
Conversion feature liabilities	3	189,979	$584,018
Warrant liabilities	3	19,848	$68,746

Total liabilities		$1,731,101	$2,226,369

Assets and liabilities that are not recognized or disclosed on a recurring basis include those measured at fair value in a business combination and the initial recognition of asset retirement obligations.

The conversion feature liability and warrant liabilities are marked to market at each balance sheet date. The fair value of the conversion feature liability at December 31, 2012 was computed using the Black-Scholes model with the following assumptions: (1) expected life of 2.5 years; (2) volatility of 26.8%; (3) risk free interest of 0.31%, and a dividend rate of zero. The fair value of the warrant liabilities at December 31, 2012 was also computed using the Black-Scholes pricing model with the following assumptions: (1) expected life between 1.8 and 3.2 years; (2) volatility between 27.2% and 28.0%; (3) risk free interest between 0.26% and 0.35%, and a dividend rate of zero.

The following table presents a reconciliation of those liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Participation Liability	Conversion Feature Liabilities	Warrant Liabilities	Total

Balance at September 30, 2012	$1,573,605	$584,018	$68,746	$2,226,369
Purchases, issuances and settlements	(90,543)	-	-	(90,543)
(Gains) losses included in earnings	38,212	(394,039)	(48,898)	(404,725)

Balance at December 31, 2012	$1,521,274	$189,979	$19,848	$1,731,101

VANGUARD ENERGY CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8 – SUPPLEMENTAL CASH FLOW INFORMATION
	Three Months Ended
	December 31,
	2012	2011

Interest paid	$273,873	$68,000
Interest capitalized (non-cash)	36,201	105,430
Noncash investing and financing activities:
Capital expenditures included in accounts payable	-	355,121
Asset retirement obligations incurred	4,896	-
Issuance of restricted shares	-	15,000

TABLE OF CONTENTS

Page
PROSPECTUS SUMMARY
RISK FACTORS
MARKET FOR OUR COMMON STOCK
COMPARATIVE SHARE DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
BUSINESS
MANAGEMENT
PRINCIPAL SHAREHOLDERS
SELLING SHAREHOLDERS
EXCHANGE OFFER
DESCRIPTION OF SECURITIES
LEGAL PROCEEDINGS
INDEMNIFICATION
GLOSSARY
AVAILABLE INFORMATION
FINANCIAL STATEMENTS

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Vanguard Energy Corporation.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC filing fee	$455
Legal fees and expenses	20,000
Accounting fees and expenses	5,000
Miscellaneous expenses	4,545

TOTAL	$30,000

All expenses, other than the SEC filing fees, are estimated.

ITEM 14.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

        The Colorado Business Corporation Act provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES.

Note Reference
    In July 2010 we sold 4,900,000 shares of our common stock to our officers and directors and other third parties at a price of $0.001 per share. During the three months ended September 30, 2010, 1,012,500 shares of our common stock were sold to a group of private investors at a price of $0.40 per share.
A

        Between October 2010 and December 2010, we sold 34 units to a group of private investors. The units were sold at a price of $100,000 per Unit. Each unit consisted of one promissory note in the principal amount of $100,000 and 50,000 Series A warrants. At any time after October 18, 2010, the Notes can be converted into shares of our common stock, initially at a conversion price of $1.00 per share. Each Series A warrant entitles the holder to purchase one share of our common stock at a price of $4.00 per share at any time on or before October 31, 2014. In connection with this private offering, we issued the placement agents warrants to purchase up to 963,322 shares of our common stock.
B

        In February and March 2011, we sold 1,500,000 units at a price of $1.00 per unit. Each unit consisted of one share of our common stock and one Series C warrant. Each Series C warrant allows the holder to purchase one share of our common stock at a price of $2.00 per share at any time on or before February 28, 2016. In connection with this private offering, we issued the placement agent warrants to purchase up to 150,000 shares of our common stock. The Placement Agent warrants are exercisable at a price of $1.20 per share at any time prior to February 28, 2016.

In March 2011, we issued 453,322 shares of our common stock to a placement agent upon the exercise of warrants which had an exercise price of $0.10 per share.	A

In December 2011, we issued 15,000 shares of our common stock to a consultant for investor relations services.	A

In June and July 2012 we sold convertible promissory notes, in the total principal amount of $5,910,000, to a group of private investors.  The notes bear interest at 15% per year, are payable quarterly, mature on June 30, 2015, and are convertible into shares of common stock at a conversion price of $1.25 per share, subject to adjustment.
B

The placement agents for this offering received a cash commission of $427,900 as well as 461,000 Series E warrants. Each Series E warrant entitles the holder to purchase one share of our common stock. The Series E warrants may be exercised at any time on or before June 30, 2017 at a price of $1.55 per share.	B
_______________

A.
We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors and were provided full information regarding our business and operations. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these shares acquired them for their own accounts. The certificates representing these shares bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration. No commission or other form of remuneration was given to any person in connection with the issuance of these shares.

B.
We relied upon the exemption provided by Rule 506 of the Securities and Exchange Commission with respect to the issuance of these securities. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this Registration Statement:

Exhibits
3.1*	Articles of Incorporation
3.2*	Bylaws
4.1*	Form of Common Stock Certificate
4.2*	Form of Unit Certificate
4.3*	Form of Class A Warrant Certificate
4.5*	Form of Warrant Agreement
4.6*	Form of Representative's Warrant
4.7*	Non-Qualified Stock Option Plan
4.8**	Form of Series A Warrant
4.9**	Form of Series B Warrant
4.10**	Form of Series C Warrant
4.11**	Form of Series D Warrant
4.12**	Form of Series E Warrant
5	Opinion of Counsel
8	Opinion Regarding Tax Matters
10.1*	Purchase Agreement between C.F.O., Inc. and Vanguard Energy Corporation
10.2*	Purchase Agreement between Sidekick Xploration, LLC and Enecor, Inc.
10.3*	Assignment between C.F.O., Inc. and Vanguard Energy Corporation
10.4*	Employment Agreement with Warren Dillard
10.5*	Employment Agreement with R. Gerald Bailey
10.6*	Employment Agreement with Steven Powers
10.7*	Farmout Agreement with Claire Oil & Gas, Inc.
10.8*	Operating Agreement with C.F.O, Inc.
10.9*	Farmout Agreement with Exxon/Mobil
10.10*	Form of Convertible Note
10.11*	Amendment to Farmout Agreement with Claire Oil & Gas, Inc.
10.12*	Form of Lock-Up Agreement required by State Securities Administrators
14*	Code of Ethics
21*	Subsidiaries
23.1(i)	Consent of Hart & Trinen
23.1(ii)	Consent of Hart & Trinen
23.2	Consent of Briggs & Veselka Co.
23.3*	Consent of Nova Resource, Inc.
99*	Oil and Gas Reserve Report
___________________
* Incorporated by reference to the same exhibit filed with the Company’s registration statement on Form S-1 (File # 333-174194).
**    Filed with Amendment No. 1 to this registration statement.

ITEM 17.    UNDERTAKINGS

        The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section l0 (a)(3) of the Securities Act:

         (ii)  To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i)

        (A)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (B)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (ii)  For purposes of Rule 430B:

        (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

        (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

        (iii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

         (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on the  25th day of  February, 2013.

VANGUARD ENERGY CORPORATION

By:	/s/ Warren M. Dillard
Warren M. Dillard
President and Chief Executive Officer

POWER OF ATTORNEY

        The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

        In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Warren M. Dillard
Warren M. Dillard	Chief Executive, Financial and Accounting Officer and Director	February 25, 2013

/s/ Gerald Bailey
Gerald Bailey	Director	February 25, 2013

Steven M. Powers	Director

Rick A. Wilber	Director

/s/ John P. Barton		February 25, 2013
John P. Barton	Director

VANGUARD ENERGY CORPORATION

FORM S-1

EXHIBITS